UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kenneth C. Frazier	Merck & Co., Inc.
Chairman, President and Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

April 15, 2013

Dear Shareholders:

It is my pleasure to invite you to Merck’s 2013 Annual Meeting of Shareholders, which will be held on Tuesday, May 28, 2013, at 10:30 a.m., at the Bridgewater Marriott located at 700 Commons Way, Bridgewater, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

We are pleased to take advantage of the e-proxy rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the internet. The rules enable us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, on or about April 15, 2013, we began mailing to certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the Annual Report on Form 10-K via the internet and how to vote online (www.proxyvote.com). The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how to receive a paper copy of the proxy materials. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper or electronic copy of the proxy statement and Annual Report on Form 10-K.

We hope you will be able to attend the Annual Meeting. If you plan to attend, please bring your admission ticket and photo identification. If you need special assistance at the meeting, please contact the Company Secretary, Geralyn S. Ritter, at the address above. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Directions to Meeting	Back cover

Notice of Annual Meeting of Shareholders

May 28, 2013

To the Shareholders:

The shareholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, May 28, 2013, at 10:30 a.m., at the Bridgewater Marriott located at 700 Commons Way, Bridgewater, New Jersey. The purposes of the meeting are to:

•	elect 12 directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013;

•	consider and act upon a proposal to approve, by non-binding advisory vote, the compensation of our Named Executive Officers;

•	consider and act upon a shareholder proposal concerning shareholders’ right to act by written consent;

•	consider and act upon a shareholder proposal concerning special shareowner meetings;

•	consider and act upon a shareholder proposal concerning a report on charitable and political contributions;

•	consider and act upon a shareholder proposal concerning a report on lobbying activities; and

•	transact such other business as may properly come before the meeting.

Only shareholders listed on the Company’s records at the close of business on April 1, 2013, are entitled to vote.

By order of the Board of Directors,

GERALYN S. RITTER

Senior Vice President, Global Public Policy and Corporate

Responsibility, Secretary and Assistant General Counsel

April 15, 2013

(i)

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

www.merck.com

April 15, 2013

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a shareholder at the close of business on April 1, 2013, the record date, and are entitled to vote at the meeting.

This proxy statement and 2012 Annual Report on Form 10-K (the “Proxy Material”), along with either a proxy card or a voting instruction card, are being mailed to shareholders beginning April 15, 2013. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	Can I access the Proxy Material on the internet instead of receiving paper copies?

A:	The Proxy Material is available on Merck’s web site at http://www.merck.com/finance/proxy/overview.html. Shareholders of record may choose to stop receiving paper copies of Proxy Material in the mail by following the instructions given while you vote by telephone or through the internet. If you choose to access future Proxy Material on the internet, you will receive an e-mail message next year that will provide a link to those documents on the internet. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future Proxy Material on the internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the internet address for access to the Proxy Material.

Information About the Notice of Internet Availability of Proxy Materials

Pursuant to the e-proxy rules of the Securities and Exchange Commission (“SEC”), we are making the Company’s Proxy Material available on the internet. Accordingly, in compliance with this e-proxy process, on or about April 15, 2013, we began mailing to certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the 2012 Annual Report on Form 10-K via the internet and how to vote online (www.proxyvote.com). If you would like to receive a printed or electronic copy of the Proxy Material, free of charge, you should follow the instructions for requesting such materials included in the notice and on the website (www.proxyvote.com).

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Proxy Material and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares. The Proxy Material has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the Proxy Material in order to reduce printing costs and postage fees. Householding means that shareholders who share the same last name and address will receive only one copy of the Proxy Material, unless we receive contrary instructions from any shareholder at that address. Merck will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of the Proxy Material at the same address, additional copies will be provided upon written or oral request. If you are a shareholder of record, you may contact us by writing to Merck Stockholder Services, Merck & Co., Inc., WS3AB-05, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-877-602-7615. Eligible shareholders of record receiving multiple copies of the Proxy Material can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the Proxy Material or you can request householding by notifying your broker, bank or nominee.

Q:	What am I voting on?

A:	1.

Election of 12 directors: Mr. Leslie A. Brun, Dr. Thomas R. Cech, Mr. Kenneth C. Frazier, Mr. Thomas H. Glocer, Mr. William B. Harrison, Jr., Mr. C. Robert Kidder, Ms. Rochelle B. Lazarus, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Dr. Craig B. Thompson, Mr. Wendell P. Weeks, and Mr. Peter C. Wendell;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2013;

3.	Approval, by a non-binding advisory vote, of the compensation of our Named Executive Officers.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2013, and FOR the approval of the compensation of our Named Executive Officers by a non-binding advisory vote.

You will also vote on the following shareholder proposals:

4.	A shareholder proposal concerning shareholders’ right to act by written consent;

5.	A shareholder proposal concerning special shareowner meetings;

6.	A shareholder proposal concerning a report on charitable and political contributions; and

7.	A shareholder proposal concerning a report on lobbying activities.

The Board recommends a vote AGAINST each of the shareholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, each director nominee receiving a majority of the votes cast at the Annual Meeting will be elected. This means that a director nominee will be elected to the Board only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election; for this purpose, abstentions and broker non-votes would not be counted as votes FOR or AGAINST.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, the proposal to approve the compensation of our Named Executive Officers and each of the shareholder proposals require the affirmative vote of a majority of the votes cast for approval. If you are present or represented by proxy at the Annual Meeting and you abstain, abstentions and broker non-votes will not be counted as votes FOR or AGAINST.

If you hold your shares through a broker, bank or nominee, your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except on ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2013), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or nominee before the date of the shareholder meeting.

Your vote is very important to us. Please review the Proxy Material and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock that you hold as of the record date.

Q:	Do I have the right to cumulate my votes in the election of directors?

A:	Shareholders of the Company do not have the right to cumulative voting.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:	A director nominee who does not receive a majority of the votes cast with respect to his or her election will not be elected or re-elected, as applicable, as a director of the Company. However, under the New Jersey Business Corporation Act, incumbent directors who are not re-elected in an uncontested election because of a failure to receive a majority of the votes cast in favor of their re-election, will be “held over” and continue as directors of the Company until they resign or their successors are elected at the next election of directors. Under the Incumbent Director Resignation Policy (the “Resignation Policy”) of the Policies of the Board, however, an incumbent director who is not re-elected will be required to submit his or her resignation and the Governance, Public Policy and Corporate Responsibility Committee (formerly known as the Committee on Corporate Governance) will be responsible for evaluating whether to accept the resignation and making a recommendation to the full Board. Under the Resignation Policy, the Board will be required to act on the recommendation of the Governance, Public Policy and Corporate Responsibility Committee no later than 90 days following certification of the shareholder vote for the shareholders’ meeting at which the incumbent director was not re-elected. The full text of the Policies of the Board can be found on our website at www.merck.com/about/leadership.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2013 and the proposal to approve the compensation of our Named Executive Officers by a non-binding advisory vote, and AGAINST each of the shareholder proposals on your behalf.

•

By telephone or the internet.    Registered owners may vote by calling 1-800-690-6903. The telephone and internet voting procedures established by Merck for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a revised proxy by telephone, internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	Where can I find the results of the Annual Meeting?

A:	We will post the final voting results the Friday following the Annual Meeting on our website www.merck.com under “Investors.” We also intend to disclose the final voting results on Form 8-K within four business days of the meeting. Additionally, shareholders may call 1-800-CALL-MRK (1-800-225-5675) beginning on Friday, May 31, 2013.

Q:	Will my votes be confidential?

A:	Yes. Only the personal information necessary to enable proxy execution, such as control number or shareholder signature, is collected on the paper or online proxy cards. All shareholder proxies and ballots that identify individual shareholders are kept confidential and are not disclosed except as required by law.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name, as well as shares in the Merck Stock Investment Plan.

Q:	What constitutes a quorum?

A:	As of the record date, 3,017,361,545 shares of Merck common stock were issued and outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	All shareholders as of the record date may attend the Annual Meeting but must have an admission ticket and photo identification. You may request a ticket by writing to the Office of the Secretary, Merck & Co., Inc., WS3AB-05, P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. If you are a shareholder of record (your shares are held in your name), you must write your name on the request exactly as it appears on your stock ownership records from Wells Fargo Bank, N.A. If you are a beneficial owner (your shares are held through a bank, broker or nominee), you must provide current evidence of your ownership of shares with your ticket request, which you can obtain from your bank, broker or nominee.

Q:	Are there any shareholders who own more than 5% of the Company’s shares?

A:	According to filings made with the SEC, as of December 31, 2012, Capital World Investors (“Capital World”), a division of Capital Research and Management Company, owned approximately 6.4% of the Company’s outstanding common stock; and BlackRock, Inc. owned approximately 6.29% of the Company’s outstanding common stock.

See Security Ownership of Certain Beneficial Owners and Management on page 23 for more information.

Q:	When are the shareholder proposals due for the 2014 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement in accordance with the rules of the SEC, shareholder proposals must be submitted in writing to Geralyn S. Ritter, Senior Vice President, Global Public Policy and Corporate Responsibility, Secretary and Assistant General Counsel, Merck & Co., Inc., WS3A-65, P.O. Box 100, Whitehouse Station, NJ 08889-0100 and received at this address by December 16, 2013.

Under provisions of our By-Laws, in order for a shareholder to present a proposal or other business for consideration by our shareholders at the 2014 Annual Meeting of Shareholders, the Secretary of the Company must receive by January 28, 2014, a written notice containing the following information: (a) the name and address of the shareholder who intends to present the business at the meeting of the shareholders, a brief description of the business intended to be presented, the reasons for conducting this business at the meeting and any material interest of the shareholder in the business; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote on the business at that meeting and intends to appear in person or by proxy at the meeting to present the business specified in the notice; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) with respect to the business to be presented; and (d) such other information regarding the business to be presented as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such business been presented, or intended to be presented, by the Board of Directors. This notice requirement does not apply to shareholder proposals properly submitted for inclusion in our proxy statement in accordance with the rules of the SEC and shareholder nominations of director candidates which must comply with the notice provisions of our By-Laws described beginning on page 19.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	AST Phoenix Advisors has been hired by the Company to assist in the distribution of these proxy materials and solicitation of votes for $17,500, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies by telephone or in-person meetings. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the shareholders.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/leadership for the following information:

•	Restated Certificate of Incorporation of Merck & Co., Inc.;

•	By-Laws of Merck & Co., Inc.;

•	Policies of the Board—a statement of Merck’s corporate governance principles;

•	Merck Board Committee Charters—Audit Committee; Governance, Public Policy and Corporate Responsibility Committee; Compensation and Benefits Committee; and Research Committee;

•	Shareholder Communications with the Board; and

•	Merck Code of Conduct—Our Values and Standards.

For information on how to contact the Board of Directors, you may go directly to www.merck.com/contact.

PROPOSAL 1.    ELECTION OF DIRECTORS

Twelve directors are to be elected by shareholders at this Annual Meeting for terms expiring at the 2014 Annual Meeting of Shareholders. The Board has recommended as nominees for election, Mr. Leslie A. Brun, Dr. Thomas R. Cech, Mr. Kenneth C. Frazier, Mr. Thomas H. Glocer, Mr. William B. Harrison, Jr., Mr. C. Robert Kidder, Ms. Rochelle B. Lazarus, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Dr. Craig B. Thompson, Mr. Wendell P. Weeks and Mr. Peter C. Wendell.

Information on the nominees follows.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Nominees for Director

Leslie A. Brun Age—60 2008

Chairman and Chief Executive Officer, Sarr Group, LLC since 2006 and Managing Director and Head of Investor Relations, CCMP Capital (global private equity firm) since 2011; Chairman Emeritus of Hamilton Lane since 2006, prior to which he served as Chief Executive Officer and Chairman from 1991 until 2005.

Non-Executive Chairman of the Board, Automatic Data Processing, Inc., since 2007 and Director since 2003 (global provider of business outsourcing solutions) and Non-Executive Chairman of the Board, Broadridge Financial Solutions, Inc. since 2011 and Director since 2007 (investor communications and business process outsourcing provider); Director, NXT Capital, Inc. (a private specialty financing company); Member, Council on Foreign Relations. Mr. Brun was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2008 to 2009.

In deciding to nominate Mr. Brun, the Board considered his extensive finance, management, investment banking, commercial banking and financial advisory experience, as well as his track record of achievement and sound judgment as demonstrated by his history as the Chairman and CEO of Sarr Group LLC (investment holding company), and Chairman Emeritus, Chairman and founder of Hamilton Lane (a leading advisory and management firm). Mr. Brun’s depth of financial expertise is also demonstrated by his experience as a Managing Director and co-founder of the investment banking group of Fidelity Bank, Vice President in the Corporate Finance Division of E.F. Hutton & Co., Vice President of Lloyds International Corporation and Assistant Vice President and Chief Credit Officer of Chemical Bank in Seoul, South Korea. In addition, his directorships at other public companies, including past service on the audit committee of Automatic Data Processing, Inc., provide him with broad experience on governance issues facing public companies.

Thomas R. Cech, Ph.D. Age—65 2009

Investigator, Howard Hughes Medical Institute since 1988, and President from 2000 to 2009; Faculty, University of Colorado since 1978; Director, BioFrontiers Institute, University of Colorado since 2009.

Trustee, Grinnell College; Member, National Academy of Sciences. Dr. Cech was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from May to November 2009.

In deciding to nominate Dr. Cech, the Board considered his extensive scientific expertise relevant to the pharmaceutical industry, including being a Nobel Prize winning chemist and a Professor at the University of Colorado. In addition, his role as the former President of the Howard Hughes Medical Institute provides Dr. Cech with extensive managerial experience with direct relevance to scientific research.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Kenneth C. Frazier Age—58 2011

Chairman since December 2011, Chief Executive Officer since January 2011, and President since May 2010, Merck & Co., Inc. Mr. Frazier previously served as Executive Vice President and President, Global Human Health of the Company (2009 to 2010) and Merck Sharp & Dohme Corp. (2007 to 2009). Mr. Frazier also served as Executive Vice President and General Counsel (2006 to 2007) of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.).

Director, Exxon Mobil Corporation since 2009 and Pharmaceutical Research and Manufacturers of America (PhRMA) since 2011. Trustee, The Pennsylvania State University and Cornerstone Christian Academy in Philadelphia, PA; Member, Board of Overseers of Weill Cornell Medical College and Graduate School of Medical Sciences, American Academy of Arts and Sciences, Council on Foreign Relations, the Council of the American Law Institute and the American Bar Association.

In deciding to nominate Mr. Frazier, the Board considered Mr. Frazier’s broad managerial and operational expertise and deep institutional knowledge, as well as his track record of achievement, integrity and sound judgment demonstrated throughout his career with Merck & Co., Inc., Merck Sharp & Dohme Corp. and prior to joining Merck.

Thomas H. Glocer Age—53 2007

Retired Chief Executive Officer, Thomson Reuters Corporation since December 2011, prior to which he was Chief Executive Officer of Thomson Reuters from 2008 and Chief Executive Officer of its predecessor, Reuters Group PLC, from 2001.

Founder and Managing Partner, Angelic Ventures, L.P; Director, Council on Foreign Relations; nominated Director, Morgan Stanley; Member, Board of Trustees, Cleveland Clinic, European Business Leaders Council, Atlantic Council International Advisory Board, Madison Council of the Library of Congress, The Business Council, Advisory Board of the Cambridge Judge Business School, the Columbia College Board of Visitors, and President’s Council on International Activities at Yale University. Mr. Glocer was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to 2009, Reuters Group PLC from 2000 to 2008 and Thomson Reuters Corporation from 2008 to 2011.

In deciding to nominate Mr. Glocer, the Board considered his extensive management, operational and international business expertise, and his track record of achievement and sound judgment as demonstrated by his history as the CEO and a director at Thomson Reuters Corporation (information and services company for businesses and professionals).

William B. Harrison, Jr. Age—69 1999

Retired Chairman of the Board, JPMorgan Chase & Co., since 2007, prior to which he was Chairman beginning in 2000 and Chief Executive Officer from 1999 until 2006.

Chairman, Cadence Bancorp LLC (formerly Community Bancorp LLC) since 2010 (bank holding company); Director, Aurora Capital Group since 2007 (private equity firm), Lincoln Center for the Performing Arts since 2006, RecoverCare LLC since 2009 (healthcare company) and The University of North Carolina Endowment Fund; Member, Board of Overseers of Memorial Sloan-Kettering Cancer Center and the National September 11 Memorial Museum Foundation. Mr. Harrison was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 1999 to 2009 and Cousins Properties Incorporated (diversified development company) from 2006 to 2012.

In deciding to nominate Mr. Harrison, the Board considered his extensive management, operational, financial and investment banking experience as well as his track record of achievement and sound judgment as demonstrated by his tenure as Chairman and CEO of JPMorgan Chase & Co. (financial services company). In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

C. Robert Kidder Age—68 2005

Mr. Kidder was Chairman of the Board of Directors, Chrysler Group LLC from 2009 to 2011. Mr. Kidder also served as Chairman and Chief Executive Officer of 3Stone Advisors LLC from 2006 to 2011 and was a Principal of Stonehenge Partners, Inc. from 2004 to 2006.

Director, Morgan Stanley since 1994 (investment bank), Microvi Biotech Inc. since 2008 (water filtration company) and Wildcat Discovery Technologies, Inc. since 2012 (private technology research company); Board of Trustees, Nationwide Children’s Hospital (Columbus) since 1998 and Wexner Center for the Arts Foundation since 1999.

In deciding to nominate Mr. Kidder, the Board considered his extensive management, operational and financial expertise as well as his track record of achievement and sound judgment as demonstrated by his history as the Chairman and CEO of 3Stone Advisors LLC (private investment firm), former Principal of Stonehenge Partners, Inc. (private investment firm), former Chairman and CEO of Duracell International Inc. (battery manufacturer) and former Chairman and CEO of Borden Chemicals, Inc. (specialty chemicals company). In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Rochelle B. Lazarus Age—65 2004

Chairman Emeritus, Ogilvy & Mather, since 2012. Ms. Lazarus was Chairman, Ogilvy & Mather Worldwide from 2008 to 2012 and Chairman and Chief Executive Officer from 1996 to 2008.

Director, General Electric since 2000 (diversified technology, media and financial services company), Partnership for New York City and World Wildlife Fund. Trustee, New York Presbyterian Hospital since 1995, American Museum of Natural History since 2003 and Lincoln Center for the Performing Arts. Member, Board of Overseers of Columbia Business School since 1993, The Business Council, Council on Foreign Relations, and President’s Council on International Activities at Yale University. Ms. Lazarus was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to 2009.

In deciding to nominate Ms. Lazarus, the Board considered her extensive management, marketing and communications expertise as well as her track record of achievement and sound judgment as demonstrated by her history as Chairman and CEO of Ogilvy & Mather Worldwide (global advertising and marketing communication company). Her role as Trustee of New York Presbyterian Hospital has enabled her to obtain experience in overseeing the management of medical providers, a key stakeholder group of the Company. In addition, her role as the Chair of the Nominating and Corporate Governance Committee of General Electric provides her with deep experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Carlos E. Represas Age—67 2009

Retired Executive Vice President—Head of the Americas, Nestlé, S.A., Switzerland, from 1994 to 2004.

Retired Chairman, Nestlé Group Mexico, since 2011, prior to which he served as Chairman since 1983. Non-Executive Chairman, Bombardier Latin America since 2011. Director, Bombardier Inc. since 2004 (aerospace & transportation company), Swiss Re Group and Swiss Re America Holding Corporation since 2010 (reinsurance and insurance companies); Board Member, Mexican Health Foundation since 1985 (not-for-profit private organization); Trustee, National Institute of Genomic Medicine, Ministry of Health, Mexico since 2004; Member, Latin America Business Council and the Dean’s Advisory Board, Harvard School of Public Health. Mr. Represas was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from February to November 2009 and served on the board of Vitro S.A.B. de C.V. from 1998 to 2008 (glass manufacturing company).

In deciding to nominate Mr. Represas, the Board considered his extensive management, operational and international business experience as well as his track record of achievement and sound judgment as demonstrated by his tenures as the Chairman, CEO and President of Nestlé Group Mexico (nutrition, health and wellness company) and Executive Vice President—Head of the Americas, Nestlé S.A., (nutrition, health and wellness company). Mr. Represas worked for Nestlé for 36 years in the United States, Brazil, Spain, Ecuador, Venezuela, Mexico and Switzerland. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Patricia F. Russo Age—60 1995

Lead Director, General Motors Company since 2010 and Director since 2009 (auto manufacturer); Director, Alcoa Inc. since 2008 (leading producer and manager of aluminum) and Hewlett-Packard Company since 2011 (a technology company). Ms. Russo was Chief Executive Officer and Director, Alcatel-Lucent from 2006 through 2008. She previously served as Chairman of Lucent Technologies Inc. from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006.

Chairman, Partnership For a Drug-Free America since 2010; Member, The Business Council, The Economic Club of New York and The Conference Board.

In deciding to nominate Ms. Russo, the Board considered her extensive management, operational, international business and financial expertise as well as her track record of achievement and sound judgment as demonstrated by her history as the former CEO and a director of Alcatel-Lucent (communications company) and Lucent Technologies Inc. (communications company). In addition, her directorships at other public companies provide her with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Craig B. Thompson, M.D. Age—59 2008

President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since 2010. Dr. Thompson was Professor of Medicine at the University of Pennsylvania School of Medicine from 1999 to 2011 and Director of the Abramson Cancer Center from 2006 to 2010.

Fellow, American Academy of Arts and Sciences; Member, Medical Advisory Board of the Howard Hughes Medical Institute and The National Academy of Sciences and its Institute of Medicine.

In deciding to nominate Dr. Thompson, the Board considered his extensive scientific and medical expertise relevant to the pharmaceutical industry and the Company’s research focus, including his positions as President and CEO of Memorial Sloan-Kettering Cancer Center and past experience as a Professor of Medicine at the University of Pennsylvania School of Medicine, Director of the Abramson Cancer Center and Associate Vice President for Cancer Services of the University of Pennsylvania Health System.

Wendell P. Weeks Age—53 2004

President since 2010 and Chairman and Chief Executive Officer, Corning Incorporated, since 2007, prior to which he was President and Chief Executive Officer from 2005 to 2007, and President and Chief Operating Officer from 2002 to 2005.

Director, Corning Incorporated since 2000. Mr. Weeks was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to 2009.

In deciding to nominate Mr. Weeks, the Board considered his extensive management, commercial, operational, and financial expertise, as well as his track record of achievement and sound judgment as evidenced by his history at Corning Incorporated (specialty glass company for the consumer electronics, telecommunications, emissions-control, and life sciences industries). Mr. Weeks’ diverse industry experience is demonstrated by the strategic leadership positions he held in Corning’s television, display glass, and telecommunications divisions prior to joining the company’s senior management team. In addition, he brings unique insight into managing innovation, based on his experience with new product development.

Peter C. Wendell Age—62 2003

Managing Director, Sierra Ventures since 1982; Faculty, Stanford University Graduate School of Business since 1991.

Senior Advisor and Director, WestBridge Crossover Fund, LLC since 2011; Charter Trustee, Princeton University; Chairman, Princeton University Investment Co. from 2003 to 2008 and Director from 1998 to 2008. Mr. Wendell was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2003 to 2009.

In deciding to nominate Mr. Wendell, the Board considered his extensive management, financial and venture capital expertise as demonstrated by his positions as the Managing Director and the CFO of Sierra Ventures (technology-oriented venture capital firm with an ownership stake in more than 50 companies), his status as a Lecturer in strategic management at the Stanford University Graduate School of Business for over 20 years, and his former Chairmanship of the $17 billion Princeton University endowment.

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board has the legal responsibility for overseeing the affairs of the Company and for the overall performance of the Company. The Board selects and oversees senior management, who are charged by the Board with conducting the daily business of the Company.

The Board has adopted corporate governance principles (the “Policies of the Board”), which, in conjunction with our Restated Certificate of Incorporation, By-Laws and Board committee charters, form the governance framework for the Board and its Committees. Among the areas addressed by the Policies of the Board are philosophy and functions of the Board, composition of the Board including Lead Director responsibilities, qualifications of members, assessment of the Board, Board committee responsibilities, director transition and retirement, service on other boards, director compensation, stock ownership guidelines, chairmanship of meetings, director orientation and continuing education, incumbent Director resignation and related person transactions. From time to time, the Board revises the Policies of the Board in response to changing regulatory requirements, evolving best practices, and the perspectives of our shareholders and other constituents. The Policies of the Board are available on our web site at www.merck.com/about/leadership.

Board’s Role in Strategic Planning

In connection with its responsibility for overseeing the affairs of the Company, the Board of Directors has an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s four standing committees (Audit Committee; Governance, Public Policy and Corporate Responsibility Committee; Compensation and Benefits Committee; and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management will set aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance will include basic research and clinical development; global marketing and sales; manufacturing strategy, capability and capacity; and the public and political environments that affect the Company’s business and operations. Specific operating priorities will be developed to effectuate the Company’s long-range plan. Some of the priorities will be short-term in focus; others will be based on longer-term planning horizons. Senior management will review the conclusions reached at its summer meeting with the Board at one or more meetings that usually occur in the fall. These meetings are focused on corporate strategy and involve both management presentations and input from the Board regarding the assumptions, priorities and strategies that form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to review substantively the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, in the fall or winter, the Board typically reviews the Company’s overall annual performance and considers the following year’s operating budget and capital plan. In this time period, the Board also usually finalizes specific criteria against which the Company’s performance will be evaluated for the following year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion. These time frames are flexible, however, and the Board adjusts its meeting agendas and plans to reflect business priorities and developments.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Independence of Directors

The Policies of the Board require that a substantial majority of the members of the Board of Directors be independent members. In making independence determinations, the Board observes all criteria for independence established by the SEC and the New York Stock Exchange (“NYSE”). The Board considers all relevant facts and circumstances in making an independence determination. To be considered independent, an outside director must meet the bright line independence tests established by the NYSE and the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders.

Categorical Independence Standards

As contemplated by the NYSE rules, the Board has adopted categorical standards as part of the Policies of the Board to assist it in making independence determinations. The standards as set forth in the Policies of the Board are available on our website at www.merck.com/about/leadership. In accordance with the NYSE rules, independence determinations under the categorical standards will be based upon a director’s relationships with the Company during the three years preceding the determination. The categorical standards provide that the following will not be considered material relationships that would impact a director’s independence:

1.	The director is an executive officer or employee or any member of his or her immediate family is an executive officer of another organization that does business with the Company, and the annual payments to or payments received from that organization during any single fiscal year during the evaluation period are less than the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

2.	The director or any member of his or her immediate family serves as an executive officer of a charitable, educational or other non-profit organization that receives contributions from the Company or the Merck Foundation in a single fiscal year of less than the greater of $1 million or 2% of that organization’s annual consolidated gross revenues during its last completed fiscal year. The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.

3.	Subject to standard 11 below, the director is a director or trustee, but not an executive officer nor employee, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s external auditor) that does business with, or receives charitable contributions from, the Company.

4.	More than three years have elapsed since:

a.	the director was an employee of the Company, or

b.	an immediate family member of the director was an executive officer of the Company, or

c.	an executive officer of the Company served on the board of directors of a company that employs or employed the director, or an immediate family member of the director, as an executive officer.

5.	An immediate family member is or has been an employee of the Company, provided that such family member is not, and has not been for a period of at least three years, an executive officer of the Company.

6.	Subject to standard 8 below, the director does not receive more than $120,000 annually in direct compensation from the Company, other than through retainers, meeting fees, deferred compensation for prior services (provided that such compensation is not contingent in any way on continued service) and an annual stock option grant provided as the Company’s annual compensation to all Directors pursuant to the Non-Employee Directors Stock Option Plan, as amended and restated from time to time.

7.	No immediate family member of the director receives more than $120,000 per year in direct compensation from the Company.

8.	In the case of Audit Committee members, no immediate family member receives direct compensation or other fees from the Company and the Audit Committee members otherwise meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

9.	Neither the director nor his or her immediate family members serves as a paid consultant or advisor to the Company or to an executive officer of the Company.

10.	The director or any member of his or her immediate family holds less than a 10% interest in any other organization that has a relationship with the Company.

11.	With respect to the Company’s independent external auditors:

a.	The director is not a current partner nor employee of the external auditor, and

b.	No immediate family member is a current partner of the external auditor nor an employee of the external auditor who personally works on the Company’s audit, and

c.	Within the past three years, neither the director nor an immediate family member of the director was a partner or an employee of the external auditor and personally worked on the Company’s audit during that time.

The Board, through its Governance, Public Policy and Corporate Responsibility Committee, reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Independence Determinations

In accordance with the NYSE Corporate Governance Listing Standards and the categorical standards set forth above, the Board reviewed all relationships between the Company and each director and director nominee and has determined that, with the exception of Kenneth C. Frazier, who is a Company employee, each non-management director (Leslie A. Brun, Thomas R. Cech, Thomas H. Glocer, William B. Harrison, Jr., C. Robert Kidder, Rochelle B. Lazarus, Carlos E. Represas, Patricia F. Russo, Craig B. Thompson, Wendell P. Weeks, and Peter C. Wendell) has only immaterial relationships with the Company, and accordingly each is independent under these standards. The Board reached the same determination with respect to Dr. Thomas E. Shenk who served as a director until February 2012, and Mr. Steven F. Goldstone, Dr. Harry R. Jacobson, Dr. William N. Kelley and Ms. Anne M. Tatlock who served as directors until May 2012. The Board has also determined that each member of the Audit Committee; the Governance, Public Policy and Corporate Responsibility Committee; and the Compensation and Benefits Committee is independent within the meaning of the NYSE listing standards and rules of the SEC.

In making these determinations, the Board considered relationships that exist between the Company and other organizations where each of the directors serves, and that in the ordinary course of business, transactions may occur between the Company and such organizations. The Board also evaluated whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Board examined payments for information, data and content services made by the Company to Thomson Reuters Corporation for which Mr. Glocer was the Chief Executive Officer until December 31, 2011; payments for research-related services made by the Company to Vanderbilt University, for which Dr. Jacobson served as an executive officer of the University in his position as Vice Chancellor, Health Affairs, and became Vice Chancellor, Health Affairs Emeritus in June 2009; and payments for advertising and marketing-related services made by the Company to Ogilvy & Mather (“Ogilvy”), for which Ms. Lazarus served as Chairman until July 2012, and previously also served as Chief Executive Officer, as well as to WPP Group, plc, of which Ogilvy is a subsidiary. The Board also reviewed payments made by the Company to Corning Incorporated (“Corning”), for which Mr. Weeks serves as President, Chairman and Chief Executive Officer, for manufacturing supplies and for expenses related to a research collaboration and potential supply and license agreements with Corning. The Board reviewed the transactions with each of these organizations and determined that they were made in the ordinary course of business, the directors had no role with respect to the Company’s decision to make any of the purchases and the aggregate amounts in each case were less than 1% of the consolidated gross revenues of the other organization and the Company. In addition, Dr. Cech, Dr. Kelley and Dr. Thompson are employed at medical institutions with which the Company engages in ordinary course of business transactions in the form of purchases and sales. The Board reviewed all transactions with each of these entities and determined that the directors had no role with respect to the Company’s decision to make any of the purchases or sales and the aggregate amounts in each case were less than 1% of the consolidated gross revenues of the other organization and the Company.

Board Leadership Structure

The Board of Directors is currently led by Kenneth C. Frazier, who serves as the Chairman of the Board, and by Mr. William B. Harrison, Jr., an independent director, who serves as the Board’s Lead Director in accordance with the Policies of the Board.

The duties and responsibilities of the Lead Director as set out in the Policies of the Board include:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board;

•	Serving as the principal liaison on board-wide issues between the independent members of the Board and the Chairman of the Board;

•	Approving meeting agendas for the Board and conferring with management on the supporting material to be sent to the Board for meetings;

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	The authority to call meetings of the independent members of the Board;

•	Being available for consultation and direct communication with major stockholders, as appropriate; and

•	Serving as a liaison between the Board and stockholders on investor matters.

The Board of Directors has four standing committees, each of which is comprised solely of independent directors and is led by an independent chair. The role of these committees is described beginning on page 18.

The Board believes that the Company and its shareholders are well-served by the Board’s current leadership structure. Having an independent Lead Director vested with key duties and responsibilities and four independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Chairman and Chief Executive Officer and the rest of our management team.

Risk Oversight

The Board of Directors has two primary methods of overseeing risk. The first method is through its Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board committees.

The Board of Directors established the ERM process to ensure a complete Company-wide approach to risk over five distinct but overlapping core areas:

1.	Strategy (Macro risks that may impact our ability to achieve long-term business objectives);

2.	Operations (Risks in operations that may impact our ability to achieve business objectives);

3.	Compliance (Risks related to compliance with laws, regulations and Company policies);

4.	Reporting (Risks to maintaining accurate financial statements and timely, complete financial disclosures); and

5.	Reputation and Responsibility (Risks that may impact our reputation or the well-being of the Company or its employees).

The goal of the ERM process is to provide an ongoing process, implemented at all levels of the Company across each business unit and corporate function, to identify and assess risk, and to monitor risk and agreed-upon mitigating action. Where the ERM process identifies a material risk, it will be elevated through the CEO, Executive Committee and Chief Strategy Officer to the full Board of Directors for its consideration.

The Audit Committee will periodically review the ERM process to ensure that it is robust and functioning effectively.

In addition to the ERM process, each committee of the Board oversees specific areas of risk relevant to the committee through direct interactions with the CEO, members of the Executive Committee and the heads of business units and corporate functions. For instance, the Audit Committee oversees risk relating to Finance, IT, Business Integrity and Sarbanes-Oxley reporting through its interactions with the CFO, Controller, and Head of Internal Audit. A committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board.

The separate ERM process and Board committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board on both a Company-wide approach and through specific areas of competency.

Related Person Transactions

Related Person Transaction Policy

The Board of Directors has adopted a policy (the “Policy”) governing the review and approval of any transactions that Company management determines would be required to be publicly disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”).

The Policy requires that related person transactions, and any material amendments or modifications to such transactions shall be subject to review, approval or ratification by the Board, or a committee of the Board, and monitoring in accordance with the standards set forth below. The Policy is administered by the Governance, Public Policy and Corporate Responsibility Committee and is contained in the Policies of the Board.

The following process and guidelines are followed by the Governance, Public Policy and Corporate Responsibility Committee in determining whether to approve a related person transaction:

•

Company management is responsible for identifying transactions that are or would be related person transactions requiring review under this Policy through annual submission of and any interim update to Director and Officer questionnaires (“D&O Questionnaire”) or conflict of interest certifications, review of existing or proposed transactions with any shareholders owning five percent or greater of the Company’s outstanding common stock as of the date upon which we received notice of such party’s status as a related person, and through other disclosures to and reviews by management. Management is required to provide the Governance, Public Policy and Corporate Responsibility Committee all material information relevant to all related person transactions, with the exception of related person transactions that are excluded from the reporting requirements under Item 404(a), which shall not be subject to review, approval or ratification by the Governance, Public Policy and Corporate Responsibility Committee pursuant to this policy.

•

Charitable contributions, grants or endowments by the Company to a university or other academic institution at which a related person’s only interest is as a professor of such university or other academic institution and the aggregate amount involved does not exceed 0.5% of the recipient organization’s total annual revenues shall be deemed pre-approved pursuant to this policy. Notwithstanding the foregoing, a charitable contribution, grant or endowment shall not be deemed pre-approved where the related person has any role in the proposal or review of the contribution, grant or endowment or will specifically benefit from it personally or professionally.

•

The members of the Governance, Public Policy and Corporate Responsibility Committee review the material facts of related person transactions, and the disinterested members of the Committee shall either approve or disapprove of the transactions. The Committee only approves the transaction(s) if it determines that such transaction(s) is fair and reasonable. If advance approval by the Committee is not feasible, then the related person transaction is considered and, if the Committee determines it be appropriate, ratified by the disinterested members of the Committee. If after considering the relevant facts and circumstances in connection with such transaction, the Committee determines that it cannot ratify the related person transaction, then the Committee takes such course of action as it deems appropriate under the circumstances.

•

As necessary, the Committee reviews approved (including pre-approved) or ratified related person transactions throughout the duration of the term of the transaction, but no less than annually, to ensure that such transaction remains fair and reasonable.

•

In determining whether a related person transaction is fair and reasonable, the Committee considers all relevant factors, including as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those generally available to an unaffiliated third party under the same or similar circumstances; (iv) the extent of the related person’s interest in the transaction; (v) the potential for the transaction to lead to an actual or apparent conflict of interest; and (vi) the impact on a director’s independence in the event the related person is a director or director nominee, an immediate family member of a director or director nominee, or an entity in which a director or director nominee is a partner, shareholder or executive officer.

Certain Related Person Transactions

Each director, director nominee and executive officer of Merck annually completes and submits to the Company a D&O Questionnaire. The D&O Questionnaire requests, among other things, information regarding whether any director, director nominee, executive officer or their immediate family members had an interest in any transaction, or proposed transaction, with Merck, or has a relationship with a company which had or proposes to enter into such a transaction.

After review of the D&O Questionnaires by the Office of the Secretary, the responses are collected, summarized and distributed to responsible areas within the Company to identify any potential transactions. All relevant relationships and any transactions, along with payables and receivables, are compiled for each person and affiliation. Management submits a report of the affiliations, relationships, transactions and appropriate supplemental information to the Board’s Governance, Public Policy and Corporate Responsibility Committee, which is comprised of independent directors, for its review.

Upon review by the Governance, Public Policy and Corporate Responsibility Committee of the report of related person transactions, no transactions concerning our directors, executive officers or immediate family members of these individuals require disclosure under Item 404(a).

Board Committees

The Board of Directors has four standing committees, each of which is comprised solely of independent Directors: Audit Committee; Governance, Public Policy and Corporate Responsibility Committee; Compensation and Benefits Committee; and Research Committee. In addition, the Board from time to time establishes special purpose committees. The Finance Committee and the Committee on Public Policy and Social Responsibility were disbanded in May 2012.

Members of the individual standing committees, as of April 1, 2013, are named below:

Audit	Governance, Public Policy and Corporate Responsibility	Compensation and Benefits	Research
L. A. Brun (*)	L. A. Brun	T. H. Glocer (*)	T. R. Cech
T. R. Cech	T. H. Glocer	W. B. Harrison, Jr.	C. R. Kidder
C. R. Kidder	W. B. Harrison, Jr. (*)	C. E. Represas	C. B. Thompson (*)
C. E. Represas	R. B. Lazarus	P. F. Russo	W. P. Weeks
P. F. Russo	C. B. Thompson	P. C. Wendell	P. C. Wendell
W. P. Weeks

(*)	Chairperson

The Audit Committee is governed by a Board-approved charter that contains, among other things, the Audit Committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee also oversees the ERM process. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 62 of this proxy statement and the approval of the annual internal audit plan as executed by the Internal Audit organization. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under Shareholder Communications with the Board on page 22 of this proxy statement. The Audit Committee’s Report is included on page 62 of this proxy statement and the Audit Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

Financial Expert on Audit Committee:    The Board has determined that Mr. Leslie A. Brun, who currently is the Chairman and Chief Executive Officer of Sarr Group, LLC (an investment holding company) and Managing Director and Head of Investor Relations, CCMP Capital (global private equity firm), is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Brun’s level of knowledge and experience based on a number of factors, including his formal education, extensive finance, management, investment banking, commercial banking and financial advisory experience, as well as his track record of achievement and sound judgment as demonstrated by his service as the Chairman and CEO of Sarr Group LLC, Managing Director and Head of Investor Relations, CCMP Capital, and Chairman Emeritus, former Chairman and founder of Hamilton Lane (a leading advisory and management firm). Mr. Brun’s depth of financial expertise is also demonstrated by his experience as a Managing Director and co-founder of the investment banking group of Fidelity Bank, Vice President in the Corporate Finance Division of E.F. Hutton & Co., Vice President of Lloyds International Corporation and Assistant Vice President and Chief Credit Officer of Chemical Bank in Seoul, South Korea.

The Governance, Public Policy and Corporate Responsibility Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Governance, Public Policy and Corporate Responsibility Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance, and reviews Board compensation and D&O indemnity and Fiduciary Liability insurance coverage for the Company’s Officers and non-employee Directors. The Committee advises the Board of Directors and management on company policies and practices that pertain to our responsibilities as a global corporate citizen, our obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and our commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect our business; reviews the positions and strategies that we pursue to influence public policy; monitors and evaluates our corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact our shareholders, customers, employees and communities in which we operate.

The Governance, Public Policy and Corporate Responsibility Committee also acts as a screening and nominating committee for candidates considered for nomination by the Board for election as directors. In this capacity, it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Governance, Public Policy and Corporate Responsibility Committee evaluates prospective nominees identified on its own initiative as well as candidates referred or recommended to it by Board members, management, shareholders or search consultants. The Governance, Public Policy and Corporate Responsibility Committee uses the same criteria for evaluating candidates recommended by shareholders in accordance with the procedures outlined below as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a proposed or recommended candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement in an area of relevance to the Company; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. In addition, while the Governance, Public Policy and Corporate Responsibility Committee does not have a formal diversity policy, diversity is a factor considered when identifying prospective nominees. Nominees are selected so that the Board of Directors represents a diversity of expertise in areas needed to foster the Company’s business success, including science, finance, operations, manufacturing, commercial activities, marketing, international business, and governance. In addition, nominees are selected so that the Board of Directors represents a diversity of personal characteristics, including gender, race, ethnic origin and national background. In past years, when identifying potential candidates, the Committee retained independent search firms to assist in identifying candidates that reflected these diversity objectives and it is expected that the current Governance, Public Policy and Corporate Responsibility Committee will continue this practice as necessary. Evaluation of proposed or recommended candidates occurs on the basis of materials submitted by or on behalf of the proposed or recommended candidate. If a proposed or recommended candidate continues to be of interest to the Governance, Public Policy and Corporate Responsibility Committee, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews. As explained on page 3, the Governance, Public Policy and Corporate Responsibility Committee also oversees the Board’s Incumbent Director Resignation Policy.

In addition to being able to recommend candidates for nomination by the Board, shareholders may themselves nominate a candidate or candidates for election as directors. For a shareholder to nominate a candidate or candidates for election as a director at the 2014 Annual Meeting, the shareholder must deliver to the Secretary of the Company by January 28, 2014, a written notice of the shareholder’s intention to nominate the candidate or candidates. As set forth in our By-Laws, the notice of nomination must contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the

Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Governance, Public Policy and Corporate Responsibility Committee for election by shareholders at this Annual Meeting.

The Governance, Public Policy and Corporate Responsibility Committee Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines, are available on our website www.merck.com/about/leadership.

The Compensation and Benefits Committee in general:

•

Establishes and maintains a competitive, fair and equitable compensation and benefits policy designed to retain and motivate executives on behalf of the Company and to attract necessary additions to the staff with the appropriate qualifications;

•	Discharges the Board’s responsibilities for compensating our executives;

•	Oversees and monitors

•	competence and qualifications of our senior management,

•	senior management succession,

•	soundness of the organizational structure, and

•	other related matters necessary to ensure the effective management of the business; and

•	Reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in our proxy statement.

More specifically, the Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, and non-equity and equity incentive plan compensation—of the Chairman and Chief Executive Officer (“CEO”) and other executive officers; evaluates their performance against these goals and objectives; and, based on this evaluation, sets their target total direct compensation and determines payouts under our variable compensation plans. The details of the processes and procedures involved are described in the CD&A beginning on page 25. The independent members of the full Board ultimately make the final decisions regarding the Chairman and CEO’s total direct compensation.

The Compensation and Benefits Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

The Compensation and Benefits Committee Report is included on page 39 of this proxy statement.

Role of Compensation Consultants.    The Compensation and Benefits Committee retains the services of a compensation consultant to serve as an objective third-party advisor on the reasonableness of compensation levels and on the appropriateness of the compensation program structure in supporting our business strategy and human resource objectives. Since 2008, the Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant.

Independence of Compensation Consultant.    The Committee regularly reviews the services provided by Cook and believes that Cook is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Cook in 2013, and determined that Cook’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and the NYSE. In making this determination, the Committee reviewed information provided by Cook on the following factors:

•	The provision of other services to Merck by Cook;

•	The amount of fees received from Merck by Cook as a percentage of the total revenue of Cook;

•	The policies and procedures of Cook that are designed to prevent conflicts of interest;

•	Any business or personal relationship of the Committee’s advisor with a member of the Committee;

•	Any stock of Merck owned by the Committee’s advisor or the advisor’s immediate family members; and

•	Any business or personal relationship of the Committee’s advisor or any other employee at Cook with an executive officer of Merck.

In particular, the Committee noted that (i) Cook provided no other services to Merck, other than occasional non-material assistance to the Human Resources staff related to Cook’s compensation committee-related duties; and (ii) Cook’s work is performed directly on behalf of the Committee, working in cooperation with management, to assist the Committee with executing its responsibilities.

In future years, if the Committee’s compensation consultant provides significant services to us that could reasonably be seen to affect the compensation consultant’s independence, we plan to disclose in our proxy materials:

•	The nature of those services, and

•	Fees paid for such services.

Services performed during 2012.    During 2012, Cook supported the Committee by:

•	Reviewing our competitive market data with respect to the CEO’s and senior executives’ compensation;

•	Reviewing and providing input on our considerations for our short-term and long-term incentive program designs;

•	Providing information on executive compensation trends, as requested;

•	Reviewing and providing input on amendments to our Change in Control plan;

•	Reviewing the changes to the Compensation & Benefits Committee Charter to ensure that it was consistent with evolving best practices; and

•	Assisting in determining Chairman and CEO target total direct compensation and payouts under the Executive Incentive Plan.

Since 2010, the Company’s Human Resources department has retained Pay Governance LLC to provide various services pertaining to executive compensation. Pay Governance LLC had no direct role with the Compensation and Benefits Committee’s deliberations or decisions.

The Research Committee assists the Board in its oversight of matters pertaining to our strategies and operations for the research and development of pharmaceutical products and vaccines. The Research Committee identifies areas and activities that are critical to the success of our drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of our drug and vaccine discovery, development and licensing strategies and operations. The Research Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on our website www.merck.com/about/leadership/board-of-directors/home.html.

Compensation Committee Interlocks and Insider Participation

Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. William N. Kelley, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Ms. Anne M. Tatlock and Mr. Peter C. Wendell served on the Compensation and Benefits Committee during 2012. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2012.

Board and Board Committee Meetings

In 2012, the Board of Directors met seven times. Board committees met as follows during 2012: Audit Committee, five times; Governance, Public Policy and Corporate Responsibility Committee (formerly known as the Committee on Corporate Governance), three times; Compensation and Benefits Committee, four times; Finance Committee, once; Committee on Public Policy and Social Responsibility, once; and the Research Committee, six times. The Finance Committee and the Committee on Public Policy and Social Responsibility were disbanded in May 2012.

Non-management directors of the Company met in seven executive sessions in 2012. Mr. Harrison, Lead Director of the Board, presided over the executive sessions.

All Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

Under the Policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. Twelve directors attended the 2012 Annual Meeting of Shareholders.

Shareholder Communications with the Board

Merck will forward all communications from shareholders and interested parties to the full Board, to the Lead Director, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that the Company engage in illegal activity;

•	communications that, under community standards, contain offensive or abusive content;

•	communications that have no relevance to the business or operations of the Company; and

•	mass mailings, solicitations and advertisements.

The Corporate Secretary, in consultation with the General Counsel, will determine when a communication is not to be forwarded.

Our acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

Shareholders and interested parties who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: Board of Directors, Merck & Co., Inc., P.O. Box 1150, Whitehouse Station, NJ 08889. Further information on communications to the Board can be found on our website at www.merck.com/contact.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct—Our Values and Standards, which is also available on our website noted above.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table; (c) all directors and executive officers as a group; and (d) each person or group known to us to own more than 5% of the outstanding shares of Merck common stock. Unless otherwise noted, the information is stated as of February 28, 2013, and the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Company Common Stock
	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options/Stock Units Exercisable/Distributable Within 60 Days (b)	Percent of Class	Phantom Stock Units (c)
Kenneth C. Frazier	242,561	(g)	1,261,167	*	—
Leslie A. Brun	100		8,332	*	16,918
Thomas R. Cech	600		3,332	*	12,627
Thomas H. Glocer	5,100		13,332	*	29,112
William B. Harrison, Jr.	1,400		38,607	*	53,738
C. Robert Kidder	10,339	(d)	3,332	*	11,258
Rochelle B. Lazarus	6,352	(d)	28,332	*	41,363
Carlos E. Represas	3,166	(d)	6,666	*	16,468
Patricia F. Russo	13,148		3,332	*	11,258
Craig B. Thompson	3,352		3,332	*	11,258
Wendell P. Weeks	200	(d)	33,332	*	44,774
Peter C. Wendell	1,000		33,332	*	46,162
Richard S. Bowles, III	83,896		79,761	*	—
Peter N. Kellogg	93,660	(h)	550,658	*	—
Peter S. Kim	190,956		525,075	*	42,827
Bruce N. Kuhlik	91,556		341,622	*	—
Adam H. Schechter	67,569	(d)	272,820	*	2,619
All Directors and Executive Officers as a Group	1,035,171		4,294,871	*	340,382
BlackRock, Inc.(e)	191,262,292			6.29%
Capital World(f)	193,971,414			6.40%

*	Less than 1% of the Company’s outstanding shares of common stock.

(a)	Includes equivalent shares of common stock held by the Trustee of the Merck U.S Savings Plan (formerly known as the MSD Employee Savings and Security Plan and Schering-Plough Employees’ Savings Plan), as applicable, as of January 8, 2013, for the accounts of individuals as follows: Mr. Frazier—3,330 shares; Dr. Kim—1,348 shares; Mr. Schechter—3,909; Dr. Bowles—3,861; and all directors and executive officers as a group—24,332 shares.

(b)	This column reflects the number of shares that could be acquired within 60 days of February 28, 2013, through the exercise of outstanding stock options.

(c)	Represents phantom shares denominated in Merck common stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck Deferral Program.

(d)	Includes shares of common stock in which the beneficial owners share voting and/or investment power as follows: 1,022 shares held in a trust for the benefit of Mr. Kidder’s children; 1,757 shares held by Ms. Lazarus’ spouse; 2,666 shares held in a trust for the benefit of Mr. Represas’ family; 48,092 shares held in a trust for the benefit of Mr. Schechter’s family; and 100 shares held in a custodial account for Mr. Weeks’ minor child.

(e)	As reported on Schedule 13G (the “BlackRock filing”) filed with the SEC on February 5, 2013, and whose business address is 40 East 52nd Street, New York, NY 10022. According to the BlackRock filing, as of December 31, 2012, BlackRock, Inc. has the sole voting power and the sole dispositive power over 191,262,292 common shares.

(f)	As reported on Schedule 13G (the “Capital World filing”) filed with the SEC on February 13, 2013, and whose business address is 333 South Hope Street, Los Angeles, CA 90071. According to the Capital World filing, of the 193,971,414 shares of Merck common stock owned by Capital World, as of December 31, 2012, Capital World has the sole power to vote or direct the vote with respect to 141,246,414 shares and does not share voting power with respect to any other shares and Capital World has the sole power to dispose or direct the disposition of all 193,971,414 shares of Merck common stock owned by Capital World. The shares reported are held by Capital World in trust accounts for the economic benefit of the beneficiaries of those accounts.

(g)	Includes approximate $1,000,000 cash purchase of shares in August 2011.

(h)	Includes approximate $500,000 cash purchase of shares in August 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2012, we continued to focus on our four-part growth strategy to meet the challenges in our business and create shareholder value. The business challenges in 2012 included the U.S. patent expiration for SINGULAIR—our largest product in terms of revenue in 2011—and external challenges related to pricing across Europe and in other markets. Despite these known challenges, our financial target for 2012 was to maintain sales at or near the same level as in 2011, and to deliver non-GAAP EPS of $3.75 to $3.85.

Our four-part strategy includes the following:

1.	Executing on our core business—including R&D, our core brands, launch brands and largest markets;

2.	Expanding in fast growth markets, such as Japan and key emerging markets;

3.	Extending our complementary businesses of Animal Health and Consumer Care; and

4.	Excelling at managing costs while investing for growth.

Our overall performance in 2012 demonstrates that we are well positioned to meet the challenges we face in 2013 while reconfirming our long-term commitment to scientific and medical innovation.

Select Business Highlights for 2012

Top Line / Bottom Line Results:

•     Increased revenue by 1% over 2011, excluding the impact of foreign exchange (down 2% including the impact of foreign exchange), despite losing approximately $2 billion in product sales from the U.S. patent expiration for SINGULAIR and relinquishment of REMICADE and SIMPONI markets to Johnson & Johnson as part of the arbitration settlement agreement in 2011; and

•     Delivered non-GAAP EPS of $3.82, which was 1% higher than 2011 non-GAAP EPS and in the upper end of our target range.

Shareholder Value Creation:

•     Generated approximately $8.1 billion in free cash flow (Cash from operations less Capital Expenditures) and returned approximately $7.7 billion to shareholders via dividend and share repurchases;

•     Increased the dividend paid by 10.5% in 2012 and announced a 2.4% increase for 2013;

•     Repurchased $2.6 billion of Merck common stock, a 35% increase compared to 2011; and

•     Drove a 13% increase in total shareholder return.

Performance against our four-part strategy:

1.        Executing on our Core Business:

•    Drove double-digit sales increases for key brands including JANUVIA, ISENTRESS, JANUMET, GARDASIL, VICTRELIS and ZOSTAVAX;

•    Filed four new medicines with regulatory authorities, despite deciding not to file for U.S. approval of our phase III drug TREDAPTIVE and removing it from markets around the world. Three of these medicines were filed in the U.S. (suvorexant for insomnia; sugammadex for neuromuscular blockade and a combination of ezetimibe and atorvastatin for atherosclerosis). Also, a recently in-licensed cancer drug, vintafolide, was filed in Europe; and

•    Entered into 61 licensing and alliance agreements to better position the Company for future growth.

2.        Expanding in Fast Growth Markets:

•    Achieved pharmaceutical and vaccine sales of $7.6 billion in emerging markets by driving the fastest growth among our pharmaceutical peer group (13% growth excluding the impact of foreign exchange and the 2011 settlement with Johnson & Johnson); and

•    Achieved pharmaceutical and vaccine sales of $5.0 billion in Japan, a 6% increase, excluding the impact of foreign exchange.

3.        Extending our Complementary Businesses:

•    Drove a 9% increase in sales of Merck Animal Health, excluding the impact of foreign exchange; and

•    Drove a 7% increase in sales of Merck Consumer Care, excluding the impact of foreign exchange.

4.        Excelling at Managing Costs:

•    Achieved merger-related synergy goal of $3.5 billion annualized net savings since the merger between Merck & Co., Inc. and Schering-Plough Corporation on November 3, 2009; and

•    Reduced non-GAAP operating expenses (Marketing and Administrative expenses and Research & Development expenses) by approximately $750 million while continuing to invest in future growth.

Our performance during 2012, as highlighted above, resulted in slightly above target achievement (103.35 points vs. a target of 100 points) of the operational and strategic objectives of our 2012 Company Scorecard, which determines annual incentive payouts to the majority of our employees, including the Named Executive Officers. The 2012 Company Scorecard is described in more detail beginning on page 29.

In addition, above target EPS growth for the three-year performance period ended December 31, 2012, generated a preliminary payout of 119% of target for our 2010-2012 Performance Share Unit (“PSU”) award cycle. However, the payout was reduced by 10% to reflect our below median total shareholder return relative to our peer group over the three-year performance period. As a result, the final payout of the 2010-2012 PSU award cycle was 107% of target. Additional details about our PSU program and the 2010-2012 PSU award cycle are provided on page 34.

Results of 2012 Shareholder Advisory Vote on Executive Compensation and Recent Key Actions taken by the Compensation and Benefits Committee of the Board of Directors

Each year, the Compensation and Benefits Committee of the Board of Directors (the “Committee”) considers the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of the Named Executive Officers and our executive compensation program and policies.

In 2012, shareholders continued their strong support of our executive compensation programs with over 97% of the votes cast for approval of the “say on pay” proposal at the 2012 Annual Meeting of Shareholders. The Committee believes that the voting results conveyed our shareholders’ strong support of the philosophy, strategy and objectives of our executive compensation programs. Furthermore, we continue to engage in constructive dialogue with our shareholders regarding our executive compensation programs and policies to ensure that investors understand the manner in which our policies support our long-term strategic objectives.

During 2012, we, along with several of our pharmaceutical peers, engaged in thoughtful discussions with a group of shareholders that led to the Committee’s adoption of a set of principles for a new incentive compensation recoupment policy. This new policy will provide the Committee with full discretion to recoup certain incentive awards in instances of material violations of company policy that cause significant harm to Merck. This policy will apply to senior executives (including the Named Executive Officers) who engaged in the misconduct that led to the material violation or who failed in their supervisory responsibility to manage or monitor conduct or risks appropriately. The formal policy will be finalized later in 2013 and will become effective January 1, 2014. It will supplement our existing recoupment policy which is triggered by a significant financial restatement caused by executive fraud or willful misconduct.

Key Compensation Actions

In addition to the incentive compensation recoupment policy described above, the Committee (or in the case of the anti-hedging and pledging policy, the Governance, Public Policy and Corporate Responsibility Committee) also took the following key actions since the 2012 Annual Meeting of Shareholders:

•

Amended our change in control plan to, among other things, (1) reduce the size of the participant population; (2) reduce the cash severance multiples for participants other than the CEO; (3) eliminate additional age and service credits under the supplemental pension plan; and (4) raise certain thresholds used to determine whether a change in control has occurred, thereby increasing the requirements that must be met to trigger the protections under the plan.

•

Formalized our anti-hedging and pledging policy which prohibits all executive officers and members of the Board of Directors from engaging in the following transactions with respect to our common stock: (i) short sales; (ii) entering into “derivative” transactions, including exchange-traded put or call options; (iii) engaging in hedging or monetization transactions, such as collars or forward sale contracts; or (iv) pledging, or using as collateral, shares in order to secure personal loans or other obligations, including holding shares in a margin account.

Compensation and Corporate Governance Policies and Practices—Linking Pay with Performance and Mitigating Risk

Our executive compensation programs are designed to link pay closely with operational performance and increases in long-term shareholder value while minimizing excessive risk taking. To help us accomplish these important objectives, we have adopted the following policies and practices:

•  No excise tax gross ups—we do not provide for “golden parachute” excise tax gross-ups upon a change in control of the Company.

•  Double trigger vesting—our long-term incentive grants contain a “double trigger” acceleration feature in the event of a change in control.

•  No time-vested restricted stock units—the annual, long-term incentive mix for our CEO consists solely of PSUs and stock options (weighted 60% / 40%). Beginning in 2013, time-vested restricted stock units will no longer be included as part of the other Named Executive Officer annual, long-term incentive grant. Instead, the other Named Executive Officers’ annual, long-term incentives will be delivered in the same mix as our CEO.

•  Total shareholder return metric—our PSU program uses a total shareholder return metric to further align the overall payout with our long-term stock price performance.

•  No dividend equivalents on unearned PSUs—dividend equivalents are not paid or accrued on PSUs during the performance period.

•  No hedging or pledging of stock—executive officers are prohibited from entering into hedging or pledging transactions or short sales of our common stock.

•  No re-pricing of underwater options—under the terms of our Incentive Stock Plan (“ISP”), the re-pricing of underwater options is strictly prohibited absent prior shareholder approval.

•  Regular monitoring of share utilization—we manage shareholder dilution, share usage and overhang rates by limiting participation in our long-term incentive program and by eliminating stock option grants below the executive level.

•  Modest perquisites—we offer only modest perquisites that are supported by a business interest.

•  Independent compensation consultant—the Committee retains an independent compensation consulting firm which provides no other services to Merck.

Risk Mitigation Policies and Practices:

•  Robust stock ownership guidelines—senior executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that their interests are closely aligned with those of shareholders.

•  Recoupment policy—incentive compensation may be subject to recoupment in the event of a significant restatement of financial results caused by executive fraud or willful misconduct. Beginning in 2014, our recoupment policy will be expanded to include material violations of company policy that cause significant harm to Merck and a failure to manage or monitor conduct or risks appropriately.

•  Balanced compensation approach—our executive compensation program has a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives to recognize our long drug discovery and development cycle.

•  Multiple performance goals—annual cash incentives under the Executive Incentive Plan are funded based on a mix of financial and non-financial performance measures that comprise our Company Scorecard.

•  Caps on incentive awards—the annual cash incentive awards under the Executive Incentive Plan and payouts under our PSU program are capped.

Detailed Discussion and Analysis

This Compensation Discussion and Analysis or “CD&A” describes the material elements of compensation for the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”).

Kenneth C. Frazier	Chairman, President and Chief Executive Officer
Peter N. Kellogg	Executive Vice President and Chief Financial Officer
Peter S. Kim, Ph.D.	Executive Vice President and President, Merck Research Laboratories
Bruce N. Kuhlik	Executive Vice President and General Counsel
Adam H. Schechter	Executive Vice President and President, Global Human Health
Richard S. Bowles, III, Ph.D.	Executive Vice President (separated on June 24, 2012)

The Committee makes all decisions on the total direct compensation (base salary, annual cash incentives, and long-term incentive awards) of our executive officers other than for the CEO. The Committee’s recommendations for the total direct compensation of the CEO are subject to approval by the Board of Directors. Additional details regarding the roles and responsibilities of the Committee are provided on page 20.

The Elements of 2012 Compensation

This section describes the elements of our Named Executive Officers’ 2012 compensation, which consisted of the following:

Direct Compensation	Indirect Compensation
• Base Salary • Annual Cash Incentive • Long-Term Equity Incentives	• Employee and Other Benefits

Under our executive compensation program, a significant portion (89% and 81%, respectively) of the CEO’s and other Named Executive Officers’ annual target total direct compensation is variable based on our operating performance and/or our stock price, as shown below:

Base Salary

The Committee, or in the case of the CEO, the full Board of Directors excluding the CEO, determines base salaries for the Named Executive Officers each year based on the following factors:

•	Evaluation of individual performance and expected future contributions;

•	Breadth, scope and complexity of the role;

•	Review of survey data to ensure competitive compensation against our pharmaceutical peer group (as described in more detail on page 37); and

•	Comparison of non-CEO executive officer base salaries to ensure reasonable internal equity.

In connection with Mr. Frazier’s election as CEO, effective January 1, 2011, the Board of Directors approved an annual base salary of $1.5 million. For 2012, the Board determined to maintain Mr. Frazier’s base salary at this level in order to ensure that a substantial majority of his compensation was variable and tied to longer-term operating and stock price performance.

In addition, as part of the annual total compensation management process applicable to all Merck salaried employees throughout the world, in early 2012, Mr. Frazier recommended, and the Committee reviewed and approved 2% base salary increases for each of the other Named Executive Officers. The 2% increase was consistent with the merit budget established for all other U.S. salaried employees.

Annual Cash Incentive

The Named Executive Officers participate in the shareholder-approved Executive Incentive Plan (“EIP”). Award amounts under the EIP are determined based upon achievement of company performance measures as reflected by the Company Scorecard and individual performance against pre-established objectives. The EIP provides for an award fund of up to 2.5% of the Company’s adjusted net income (which is the Company’s non-GAAP earnings after certain immaterial adjustments). The CEO may receive a maximum award equal to 10% of the award fund, and the maximum award for the other EIP participants is equal to 90% of the award fund for that year divided by the number of participants other than the CEO.

For 2012, the maximum awards for the CEO and other Named Executive Officers were $29.4 and $18.9 million, respectively. Using a process commonly referred to as negative discretion, the maximum awards are adjusted down to the actual amounts paid to each Named Executive Officer.

2012 Merck Company Scorecard

Our Company Scorecard helps translate our strategic priorities into operational terms that outline how we will track and measure the achievement of our key objectives during the year. These measures focus on our ability to deliver results, both in the short- and long-term. We use a balanced scorecard as a framework to provide a holistic view of performance impacting shareholder value with appropriate emphasis on the following: (1) financial performance, (2) customer interactions and outcomes, (3) key internal business drivers and (4) company culture. As described in more detail below, these four elements, taken together, are intended to measure our progress and performance against both annual operating goals and critically important longer-term strategic drivers of sustainable value creation that are tied to our research and development processes and outcomes. We believe that if we are successful in each of these areas, shareholder value will be created over the longer term.

The Company Scorecard is calibrated so that results will range between 50% and 200% of the target award opportunity, commensurate with performance. The stretch (200%) and threshold (50%) goals are set to ensure our financial performance achieved in each scenario will cover the cost of the cash incentives. The Committee has discretion to adjust the results of individual measures to exclude charges or items from the measurement of performance relating to restructurings, discontinued operations, purchase accounting items, merger-related costs, extraordinary items and other unusual or nonrecurring charges and/or events. Similarly, the Committee has the discretion to determine that no annual cash incentives be paid if it determines, on a qualitative basis, that overall performance on the Company Scorecard is too low. Moreover, the Company Scorecard achievements are also evaluated in the context of compliance and health and safety outcomes.

2012 Merck Company Scorecard
Scorecard Category	Description
Financial	Maximizing shareholder value by growing (i) revenue; (ii) EPS; and (iii) pipeline value (as measured by the change in net present value (“NPV”) of the pipeline and return on investment (“ROI” vs. plan).

Customer

Becoming an industry leader in delivering value to patients and other customers as well as delivering products that address unmet medical needs and improve patient outcomes, as measured by:

(i)     Merck’s customer service level—the percentage of customer orders that are delivered on time per the customer’s expectation; and

(ii)    annual survey results measuring Merck’s performance in select markets, relative to peers, as the most trusted and valued company in helping healthcare providers assist their patients.

Key Business Drivers

Streamlining processes and costs throughout Merck while remaining focused on results; and delivering strong growth in the emerging markets, as measured by:

(i)     achieving plan operating expense targets; and

(ii)    rate of revenue growth, relative to peers, in certain high priority markets.

Culture	Creating a high-performance, sustainable culture as measured by the results of our annual employee culture survey.

For 2012, the final Company score of 103.35 is reflected in the following table:

2012 Merck Company Scorecard Results
Measure	Target Points	Final Score
Financial	60	61.07
Revenue vs. Plan	20	20.66
EPS vs. Plan	20	20.61
Value of Pipeline Growth (NPV + ROI)	20	19.80
Customer	14	16.31
Merck Customer Service Level	7	9.23
Merck Trust & Value Customer Survey	7	7.08
Key Business Drivers	16	19.27
Cost Structure	10	9.74
Revenue Growth in High Priority Markets	6	9.53
Culture	10	6.70
Culture Improvement	10	6.70
	100	103.35

Financial: The Company earned above target points based on:

•	Achieving revenue of $47.8 billion, which exceeded our planned revenue goal of $47.7 billion (which includes 50% of revenue from joint venture sales);

•

Achieving non-GAAP EPS of $3.82 which exceeded our planned non-GAAP EPS goal of $3.80 (the reconciliation of non-GAAP EPS to GAAP EPS is publicly disclosed in the Form 8-K filed by the Company with the SEC on February 19, 2013); and

•	Slightly below target pipeline growth (above target change in the NPV of the pipeline was offset by below target ROI vs. plan, driven primarily by the challenges associated with TREDAPTIVE).

Customer: The Company earned above target points based on: (1) above target score on the customer service level metric; and (2) above target score on the Merck Trust & Value Survey.

Key Business Drivers: The Company earned above target points based on: (1) strong revenue growth in our high priority markets which offset (2) slightly below target points for our cost structure goal (the goal was missed by less than 1% of the target).

Culture: We maintained strong results in one of our three focus areas (Reputation & Trust) and made progress on the other two (Customer Focus and Innovation) but not enough to achieve our full target points.

For more information on the EIP, see “Narrative Information Relating to the Grants of Plan-Based Awards Table” starting on page 44.

2012 CEO Performance

Mr. Frazier’s award for 2012 reflects the achievement of the Company Scorecard objectives at 103.35% of target and the accomplishments described in the “Executive Summary” on page 25. The Board viewed Mr. Frazier’s strong leadership and oversight as key factors in driving the Company to overcome the significant hurdles we faced in 2012.

2012 Other Named Executive Officer Performance

Mr. Kellogg’s award reflects his leadership and contributions to the achievement of our financial goals, the generation of strong cash flows, and the accelerated achievement of our merger-related synergy goals. In addition, Mr. Kellogg played a significant role in our business development and licensing activities.

Dr. Kim’s award reflects the achievements of Merck’s research laboratories during 2012, which included the filing of four new medicines with regulatory authorities. However, the recent challenges in our late-stage pipeline were factored into the Committee’s determination of his final award.

Mr. Kuhlik’s award reflects his leadership and counsel on a broad range of complex litigation, commercial and transactional matters in the United States and globally.

Mr. Schechter’s award reflects his leadership and impact in (i) driving year-over-year revenue growth of the pharmaceutical and vaccines business including double-digit sales increases for several of our key brands; (ii) driving strong growth in key emerging markets; and (iii) maintaining Merck’s reputation as the most trusted and valued company in helping healthcare providers assist their patients, as measured by our annual Trust & Value survey.

2012 Annual Incentive Payouts

The 2012 incentive pool was determined based on Company performance as reflected in the Company Scorecard. Individual performance determined the allocation for each Named Executive Officer.

The table below shows the 2012 annual cash incentives calculated using the methodology as described on page 29. The total annual incentive paid to each Named Executive Officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Named Executive Officer 2012 Annual Incentive Payments(1)
		Target		Actual
Named Executive Officer	Annual Base Salary (as of 12/31/12)	Target Annual Cash Incentive % of Salary	Target Annual Cash Incentive	Company Performance	Individual Performance	Total
K.C. Frazier	$1,500,000	150%	$2,250,000	$2,325,375	$174,625	$2,500,000
P.N. Kellogg	978,156	95	929,248	960,378	96,038	1,056,416
P.S. Kim	1,142,352	105	1,199,470	1,239,652	(61,983)	1,177,669
B.N. Kuhlik	795,564	95	755,786	781,105	117,165	898,270
A.H. Schechter	943,512	105	990,688	1,023,867	230,372	1,254,248

(1)	Pursuant to the terms of his employment agreement and the EIP, Dr. Bowles received his target incentive based on his June 24, 2012, separation date and his incentive was not adjusted for company or individual performance. This payment is reflected as a termination-related payment in the “All Other Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentives

2012 Award Mix

We utilize the following long-term incentive (“LTI”) vehicles in order to ensure that our LTI program remains balanced, sustainable and supportive of its objectives over a multi-year period:

•

Performance Share Units (“PSUs”) support the objectives of linking realized value to the achievement of critical financial objectives and shareholder alignment because the earned award varies based on results versus pre-determined performance goals, as well as long-term returns to shareholders as measured by stock price performance and dividend yield.

•

Stock options support the shareholder alignment objective because options only have financial value to the recipient if the price of our stock at the time of exercise exceeds the stock price on the date of grant. As a result, we believe stock option grants encourage executives to focus on behaviors and initiatives that support sustained long-term stock price appreciation, which benefits all shareholders.

•

Restricted Stock Units (“RSUs”) support the retention objective because executives only receive shares of company stock provided they remain employed through the end of the vesting period. Time-vested RSUs have been eliminated from the CEO’s LTI mix.

The 2012 LTI award mix for the CEO and the other Named Executive Officers is shown on the following charts:

Beginning in 2013, time-vested restricted stock units will no longer be included as part of the other Named Executive Officer annual, long-term incentive grant. Instead, the other Named Executive Officers’ annual, long-term incentives will be delivered in the same mix as our CEO.

2012 LTI Grants

The Committee and, in the case of Mr. Frazier, the full Board of Directors (not including Mr. Frazier) determined the value of 2012 annual LTI grants for the Named Executive Officers based on competitive market data, the executives’ future potential contributions, sustained performance, degree of importance of their contributions to Merck, tenure and experience in the role, and skill set relative to industry peers and other executives of comparable level.

The Board of Directors increased Mr. Frazier’s target LTI value from $7.5 million to $9.5 million. The Board felt that this level was appropriate given Mr. Frazier’s assumption of the Chairman responsibilities in December 2011, sustained performance and expected future contributions as well as the competitive positioning of Mr. Frazier’s target total direct compensation versus that of other CEOs in our pharmaceutical peer group, which was aligned with the lower quartile.

The 2012 LTI grant values for the Named Executive Officers are shown in the following table. The number of shares associated with each award is set forth in the Grants of Plan-Based Awards table on page 43.

Named Executive Officer 2012 LTI Grant Values(1)
Named Executive Officer	PSUs(2)	Stock Options(3)	RSUs(3)	Total LTI Value
K.C. Frazier	$5,700,000	$3,800,000	$0	$9,500,000
P.N. Kellogg	1,280,000	1,280,000	640,000	3,200,000
P.S. Kim	1,200,000	1,200,000	600,000	3,000,000
B.N. Kuhlik	920,000	920,000	460,000	2,300,000
A.H. Schechter	1,520,000	1,520,000	760,000	3,800,000

(1)	Dr. Bowles did not receive an LTI grant in 2012.

(2)	PSU dollar values were converted to a number of target units using the closing price on the grant date, March 30, 2012, which was $38.40. The 2012 PSU values shown in the Summary Compensation Table, beginning on page 40, and Grants of Plan-Based Awards table, beginning on page 43, will be different from what is shown above as the amounts in those tables are calculated pursuant to SEC disclosure rules.

(3)	Stock option dollar values were converted to a number of shares using the Black-Scholes value on the date of grant of $5.47 per share; RSU dollar values were converted to a number of units using the closing price on the grant date, May 2, 2012, which was $39.29.

PSU Program

Under the PSU program, executives are granted a target award opportunity at the beginning of a multi-year performance cycle that is denominated in units of our common stock and paid in actual shares. The number of shares that are ultimately earned varies based on performance against earnings per share (“EPS”) goals and is modified based on relative total shareholder return over the three-year performance period. The Committee selected EPS as the performance measure because it incorporates aspects of growth, profitability and capital efficiency, all of which are critical to our long-term financial success. No dividends or dividend equivalents are paid or accrued on PSUs. Failure to attain the minimum performance goal results in forfeiture of the shares applicable to the respective award opportunity. For more information on the PSU program, see “Narrative Information Relating to the Grants of Plan-Based Awards Table” starting on page 44.

Payouts under the 2010-2012 PSU Award Cycle

For the 2010-2012 award cycle, preliminary payouts were determined based on the average annual achievement of a pre-established EPS goal for each year during the performance period (2010, 2011 and 2012). For purposes of the award, EPS is defined as the Company’s diluted earnings per share adjusted to exclude charges or items from the measurement of performance relating to (1) restructurings, discontinued operations, purchase accounting items, merger-related costs, extraordinary items and other unusual or non-recurring charges and/or events; (2) an event either not directly related to Company operations or not reasonably within the control of Company management; and (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or other significant legislative changes.

The preliminary award is then adjusted (positive/negative/neutral) based on our three-year (2010 – 2012) annualized total shareholder return (“TSR”) ranking against our eleven pharmaceutical peers (see page 37 for additional details on our peer group). The Committee believes that having this TSR modifier ensures that final awards are aligned with the relative return delivered to our shareholders for the three-year performance period.

The tables below show our TSR ranking and resultant modifier for 2010-2012 PSU award cycle:

Company	Annualized TSR[1], 2	TSR Percentile	Rank	è
AMGN	17.1%	100th	1
LLY	16.6%	91st	2
PFE	15.7%	82nd	3
BMY	13.1%	73rd	4		TSR Percentile	Rank	Payout Modifier
SNY	11.0%	64th	5		81% to 100%	1,2,3	120%
RHHBY	10.8%	55th	6		61% to 80%	4,5	110%
ABT	10.2%	45th	7		41% to 60%	6,7	neutral
MRK	9.8%	36th	8		21% to 40%	8,9	90%
NVS	8.5%	27th	9		0% to 20%	10,11,12	80%
AZN	7.1%	18th	10
GSK	6.7%	9th	11
JNJ	6.7%	0	12

1 TSR as reported by Bloomberg. Assumes reinvestment of dividends. 2 TSR calculated using the average closing price of Merck common stock for December 2009 and December 2012.

Payout Schedule for 2010-2012 PSU Award Cycle
	Threshold	Target	Stretch	Actual		Payout
2010 EPS:	$3.02	$3.35	$3.85	$3.42		117.5%
2011 EPS:	3.33	3.70	4.26	3.85	(1)	134.1%
2012 EPS:	3.42	3.80	4.37	3.82		104.2%

Preliminary Payout:						119%
TSR Modifier						90%
Final Payout:						107%

(1)	Includes an upward adjustment of $0.08 to account for the unplanned impact of the REMICADE/SIMPONI settlement as previously described in our 2012 Proxy Statement on Form DEF-14A, filed on April 12, 2012.

Based on the final payout percentage described above, the Named Executive Officers received the following number of shares of Merck common stock: Frazier—40,107; Kellogg—28,648; Kim—28,648; Kuhlik—20,626; Schechter—11,694 and Bowles—5,538 (pro-rated based on his June 24, 2012 separation date). Additional information regarding the payouts under the 2010-2012 PSU award cycle is provided in the Option Exercises and Stock Vested table on page 48.

Employee and Other Benefits

Similar to other salaried, U.S.-based employees of Merck, the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Additionally, the Named Executive Officers, along with other senior management employees, are provided a limited number of other benefits, which the Committee believes are reasonable, appropriate and consistent with our executive compensation philosophy. The primary purposes of these other benefits are to minimize distractions from the executives’ attention to important company initiatives and to ensure their security and safety. The benefits described below are reflected in the “All Other Compensation” column of the Summary Compensation Table.

•

Reimbursement for financial counseling and tax preparation. The value is taxable to executives, and is limited to $10,000 per year. This benefit is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning. It supports our objectives by helping to ensure that executives understand the compensation and benefit plans in which they participate and are not unnecessarily distracted from Company responsibilities to attend to personal financial matters.

•	Limited personal use of company aircraft and company cars. We believe that these benefits provide better security for executives and allow them to devote additional time to Company business.

•

Reimbursement for the installation and maintenance of residential security systems. We believe that providing this benefit allows us to ensure that our executives have appropriate security. We do not reimburse executives for monthly security monitoring fees.

Executive Compensation Program Objectives and Strategy

Objectives

Our executive compensation program is designed to:

•	Align the interests of our senior executives with those of our shareholders to ensure prudent, short-term actions that will benefit Merck’s long-term value;

•	Reward our executives based on the achievement of sustained financial and operating performance as well as demonstrated leadership;

•	Attract, engage, and retain high-performing executives that help us achieve immediate and future success and maintain our position as an industry leader in the development of innovative medicines; and

•	Support a shared, one-company mindset of performance and accountability to deliver on business objectives.

How our business environment impacts our executive compensation objectives and strategy

The pharmaceutical industry is science-focused and driven by innovation. Other characteristics of the pharmaceutical industry include:

•   Enormous impact—drugs discovered through scientific innovation save and improve the quality of lives;

•   The inherently risky nature of the complex and dynamic science of human and animal health—even if every step of the discovery and development process is executed flawlessly, there is an ever-present risk of failure;

•   The need to achieve a balance between benefits and risks for every drug. Society’s increasing demand for innovation to treat and cure illness is offset by society’s increasing awareness of and aversion to risk;

•   A highly regulated industry environment, including uncertainties in the political environment that impact the regulatory framework;

•   A lengthy 5-year to 15-year new drug cycle for research-based drug discovery and development;

•   The high and often unpredictable cost of drug discovery and development; and

•   The dynamics of the industry environment, which include intellectual property laws that evolve as governments change, competitive and reimbursement pressures, and regulatory/science developments, often limit the effective commercial life of a drug to a few years and put pressure on replenishing the product portfolio through successful research and development.

As a result of these challenges and complexities, we believe executives with certain specific, relevant skills and experience, including but not limited to pharmaceutical industry experience, are more likely to excel. At the same time, there is a small pool of superior executives with the desired relevant experience. These factors can complicate the process of attracting and retaining a top-performing management team with the right extensive industry and other experience. As such, our executive compensation program is designed to balance its attraction and retention objectives carefully with pay-for-performance objectives. Each element of the compensation program is structured to support these critical objectives and, as a whole, designed to ensure that we are able to retain the talent critical to our long-term success. Our executives are rewarded commensurate with the degree to which they are able to achieve our short- and long-term strategic and operational objectives and enhance shareholder value.

Strategy

Our mission is to discover and provide innovative products and services that save and improve lives around the world. It is therefore critical that we hire, engage and retain the best talent and thought leaders globally in academia and industry to leverage diverse experiences and cutting-edge thinking. Each compensation element has a specific purpose in furthering the executive compensation program objectives described above.

Compensation Element	Purpose

Base Salary	Attract and retain high-quality executives over time and mitigate pressures that might otherwise exist to support high-risk business strategies.

Annual Incentive	Motivate executives to achieve financial and non-financial performance objectives that are key to our annual operating and strategic plans.

Long-Term Incentives

-   Align the interests of executives with shareholders by tying the value of awards to the performance of our common stock over the long term;

-   Encourage executives to achieve multi-year strategic and financial objectives; and

-   Enhance the retention of key talent.

Employee Benefits (Retirement and Medical)	- Assist employees, especially long-service employees, to save and prepare financially for retirement; and - Help ensure that we have a productive and focused workforce.

Perquisites	Minimize distractions from the executives’ attention to important company initiatives and to ensure their security and safety.

Post-Employment Benefits	Provide temporary income to employees following an involuntary termination of employment. These benefits fit into our overall compensation structure by enhancing our ability to attract, retain, and motivate highly talented individuals in a highly competitive marketplace where such protections are commonly offered.

Other Compensation Practices

Merck’s Peer Group.    Individual executive officer compensation levels and opportunities are compared to a peer group of large multinational pharmaceutical companies that participate in a pharmaceutical industry compensation survey. The survey is conducted by Towers Watson, an independent consulting firm. In setting compensation levels for 2012, the Committee utilized the survey, which consisted of the following peer companies with which Merck competes to attract talented, high-performing executives:

Merck’s Pharmaceutical Peer Group
Abbott Laboratories Amgen AstraZeneca Bristol-Myers Squibb Eli Lilly GlaxoSmithKline	Johnson & Johnson Novartis Pfizer Roche Sanofi

	Merck		Pharmaceutical Peer Group Median
Revenue in $ billions (as of 12/31/2012)	$47.27	(1)	$41.89
Market Capitalization in $ billions (as of 12/31/2012)	$123.91		$106.33
# of Employees	83,000		82,089

(1)	Excludes 50% of revenue from joint venture sales.

Our overarching strategy is to position our executives’ target total direct compensation (base salary, annual cash incentive and annual LTI grants) at the 50th percentile. This positioning ensures that actual realized compensation varies above or below targeted levels based on attainment of longer-term goals and changes in shareholder value, and overall costs and share dilution are reasonable and sustainable relative to market practices. However, compensation for individual executives may be positioned above or below the 50th percentile based on scope of responsibility, market availability of proven talent, the critical need to retain the executive, sustained performance over time, potential for advancement as part of key succession planning processes, and other unique factors that may exist from time to time.

In addition to the pharmaceutical peer group described above, we also utilize as a reference for other compensation-related practices (for example, share usage and dilution, change in control policy design and share ownership and retention guidelines) a supplemental peer group consisting of the companies that comprise the Dow Jones Industrial Average (excluding the financial services companies) to provide insight on practices among companies with which we compete for investor capital.

Current LTI Grant Practices.    Annual stock option and RSU grants are made on the third business day following announcement of our first quarter earnings. We may also selectively grant stock options and RSUs to employees on the third business day following the announcement of second, third, and fourth quarter earnings. These dates were chosen to ensure that grants are made shortly after we have released information about our financial performance to the public. However, the Committee reserves the right to change the date when grants are made, in view of its responsibility to take into account all facts and circumstances so as to ensure that grants are consistent with our compensation philosophy and objectives. All grants to executive officers are made by the Committee.

Stock options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the closing price of a share of Company stock on the grant date. In certain countries, a higher grant price may be used to satisfy provisions of local applicable law. The re-pricing of stock options is not permitted under the ISP without prior shareholder approval.

Stock Ownership Requirements.    The Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which the CEO and other senior executives are required to acquire and hold Merck common stock in an amount representing a multiple of base salary. Until the designated multiple of base salary is reached, executives are required to retain in stock a percentage of the after-tax net proceeds associated with stock option exercises and/or PSU and RSU distributions (100% for the CEO and 75% for the other Named Executive Officers).

The following table sets forth the stock ownership requirements and current holdings for the CEO and other Named Executive Officers. As of March 1, 2013, each of the Named Executive Officers had satisfied their respective ownership requirement.

Named Executive Officer Ownership Requirements
Role	Base Salary Multiple	Holdings at 3/1/2013 (multiple of base salary)
Chairman and CEO
K.C. Frazier	6	7	*
Other Named Executive Officers
P.N. Kellogg	3	4	**
P.S. Kim	3	9
B.N. Kuhlik	3	5
A.H. Schechter	3	3

*	Includes shares purchased with approximately $1,000,000 of Mr. Frazier’s personal funds in 2011.

**	Includes shares purchased with approximately $500,000 of Mr. Kellogg’s personal funds in 2011.

Return of Incentive Compensation.    Under our incentive compensation recoupment policy, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, the Board of Directors will seek reimbursement for the portion of the annual bonus and/or PSUs paid to the executive in excess of the amount that would have been paid if the financial results were reported accurately. The provisions of this policy will be reviewed for any necessary changes to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Additionally, as described on page 26, the Committee has approved the principles of an expanded incentive recoupment policy that will apply to senior executives in instances of material violations of company policy that cause significant harm to Merck and instances of a failure to manage or monitor conduct or risks appropriately. This expanded policy is expected to be effective beginning in 2014.

Tax Deductibility of Compensation.    The Company intends to deliver tax efficient compensation, taking into account Section 162(m) of the Internal Revenue Code, provided that other compensation objectives are met. We believe annual cash incentives paid to executive officers under the shareholder-approved EIP and PSUs, stock options and RSUs granted under the shareholder approved ISP may qualify as performance-based compensation under Section 162(m) and, therefore, be generally deductible by the Company for federal income tax purposes.

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment and designed to enable us to achieve our mission and adhere to our values. The Committee and senior management continually evaluate the relationship between risk and reward as it relates to our executive compensation program and has adopted policies and practices that mitigate undue risk while preserving the incentive/variable nature of the compensation. These policies and practices are described in more detail in the chart on page 27.

Management’s compensation consultant, Pay Governance LLC, performed an independent assessment of our global compensation programs including our executive compensation program and policies in late 2010. The results of the assessment were reviewed and discussed with the Committee in February 2011. The assessment reaffirmed our belief that our compensation programs and policies are structured and operated in a manner that does not create risks that are reasonably likely to have a material adverse effect on our business. No changes were made to our programs and polices during 2012 that altered our conclusion in this regard.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee, comprised of independent directors, reviewed and discussed the above CD&A with management. Based on the review and discussions, the Committee recommended to our Board of Directors that the CD&A be included in these proxy materials.

Compensation and Benefits Committee

Thomas H. Glocer (Chairperson)

William B. Harrison, Jr.	Patricia F. Russo
Carlos E. Represas	Peter C. Wendell

The following table summarizes the total compensation that was paid or accrued for the Named Executive Officers for the fiscal years ended December 31, 2012, 2011 and 2010. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers as of December 31, 2012, and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the Company’s fiscal year.

Summary Compensation Table

Name and Principal Position	Year		Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensa- tion ($)(5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(6)	All Other Compensa- tion ($)(7)	Total ($)
Kenneth C. Frazier,	2012		$1,500,000	$0	$3,284,997	$3,799,998	$2,500,000	$4,316,762	$57,850	$15,459,607
Chairman, President and Chief Executive Officer	2011		1,500,000	0	3,107,878	2,999,997	3,096,563	2,586,840	56,374	13,347,652
	2010		1,155,614	0	2,351,323	1,899,998	2,149,296	1,824,565	58,836	9,439,632
Peter N. Kellogg,	2012		973,362	0	1,818,176	1,280,002	1,056,416	598,085	19,282	5,745,323
Executive Vice President and Chief Financial Officer	2011		954,279	0	1,486,330	1,280,000	1,211,177	418,484	18,985	5,369,255
	2010		934,878	0	1,929,653	1,750,000	1,154,102	350,586	19,275	6,138,494
Peter S. Kim, Ph.D.,	2012		1,136,751	0	1,725,241	1,199,998	1,177,669	1,221,376	58,415	6,519,450
Executive Vice President and President, Merck Research Laboratories	2011		1,114,458	0	1,493,252	1,200,002	1,294,716	842,991	42,116	5,987,535
	2010		1,093,524	0	1,883,207	1,500,000	1,233,705	777,315	30,874	6,518,625

Bruce N. Kuhlik,	2012		791,664	0	1,236,796	919,999	898,270	732,748	21,250	4,600,727
Executive Vice President and General Counsel	2011		776,142	0	919,912	719,998	1,031,991	506,114	21,025	3,975,182
	2010		755,510	0	1,652,739	1,470,003	938,669	367,232	21,025	5,205,178
Adam H. Schechter,	2012		938,886	0	1,858,845	1,519,998	1,254,248	2,115,949	42,977	7,730,903
Executive Vice President and President, Global Human Health	2011		906,258	0	1,356,800	1,400,000	1,352,735	1,484,367	39,735	6,539,895
	2010	(8)	—	—	—	—	—	—	—	—

Richard S. Bowles, III, Ph.D.	2012		$218,064	0	$163,984	$0	$0	$0	$5,340,885	$5,722,933
Executive Vice President and	2011	(9)	—	—	—	—	—	—	—	—
Chief Ethics & Compliance	2010	(8)	—	—	—	—	—	—	—	—
Officer (1)

(1)	Dr. Bowles served as Executive Vice President and Chief Ethics and Compliance Officer of the Company until June 24, 2012.

(2)	Amounts shown reflect actual base salary earnings and are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Merck Deferral Program, an unfunded savings plan.

During 2012, Mr. Frazier deferred $675,000 into the Merck Deferral Program. For more information about deferred amounts, see the Nonqualified Deferred Compensation table and related footnotes beginning on page 52.

(3)	The amounts shown in this column represent the full grant date fair value of RSUs and PSUs granted to each of the Named Executive Officers during 2012, 2011 and 2010, respectively, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during the respective year. For discussion of the assumptions used in these valuations, see Note 13 to Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2012.

The maximum value of the PSU awards granted to the Named Executive Officers during 2012, assuming achievement of the highest level of performance (240% of target), was $7,883,993, $2,827,634, $2,700,583, $1,864,294, $2,637,262 and $393,562, for Mr. Frazier, Mr. Kellogg, Dr. Kim, Mr. Kuhlik, Mr. Schechter

and Dr. Bowles, respectively. For Dr. Bowles, the amount shown reflects the grant date fair value of the award as calculated in accordance with FASB ASC Topic 718. Although Dr. Bowles did not receive a new grant of PSUs in 2012, an amount is required to be included by virtue of the design of our PSU program (see page 34 for additional details).

For more information on the awards granted during 2012, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(4)	The amounts shown in this column represent the full grant date fair value of stock options granted to each of the Named Executive Officers during 2012, 2011 and 2010, respectively, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during the respective year. The stock option values were calculated using the Black-Scholes option pricing model. For discussion of the assumptions used in these valuations, see Note 13 to Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2012.

For more information on stock options granted during 2012, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(5)	Represents amounts paid under the EIP. For more information, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(6)	Amounts shown are solely an estimate of the change in actuarial present value of the Named Executive Officer’s accrued benefit under the Company’s pension plans from December 31, 2011 to December 31, 2012. For more information about those plans, see the Pension Benefits table and accompanying narrative beginning on page 49.

The Merck Deferral Program, an unfunded savings plan, does not provide for above market or preferential earnings. For more information, see the Nonqualified Deferred Compensation table and related notes and narrative.

Dr. Bowles received a distribution of his non-qualified pension plan benefits in 2012. For more information, see the Pension Benefits table on page 49 and the Nonqualified Deferred Compensation table and related footnotes and narrative on page 52.

(7)	See the All Other Compensation table below for additional details on amounts. In accordance with SEC disclosure rules, we calculated the cost of personal benefits provided to the Named Executive Officers as the incremental cost of providing those benefits. We believe that there is a business purpose for the few personal benefits provided only to executives.

(8)	Was not a Named Executive Officer during 2010.

(9)	Was not a Named Executive Officer during 2011.

All Other Compensation

Named Executive Officer	Year		Financial/ Tax Counseling & Tax Preparation Services (3)	Company Aircraft (4)	Company Car and Driver (5)	Installation and Maintenance of Home Security Monitoring System (3)	Termination- related Payments (6)	Savings Plan Company Match (7)	Executive Life Insurance (8)	TOTAL
K. C. Frazier	2012		$10,000	$0	$30,253	$6,347	$0	$11,250	$0	$57,850
	2011		10,000	0	35,349	0	0	11,025	0	56,374
	2010		9,000	1,983	34,919	1,909	0	11,025	0	58,836
P. N. Kellogg	2012		8,032	0	0	0	0	11,250	0	19,282
	2011		7,960	0	0	0	0	11,025	0	18,985
	2010		8,250	0	0	0	0	11,025	0	19,275
P. S. Kim	2012		10,000	0	35,504	1,661	0	11,250	0	58,415
	2011		10,000	0	21,091	0	0	11,025	0	42,116
	2010		5,000	1,174	11,766	1,909	0	11,025	0	30,874
B. N. Kuhlik	2012		10,000	0	0	0	0	11,250	0	21,250
	2011		10,000	0	0	0	0	11,025	0	21,025
	2010		10,000	0	0	0	0	11,025	0	21,025
A. H. Schechter	2012		10,000	0	21,067	660	0	11,250	0	42,977
	2011		10,000	0	18,710	0	0	11,025	0	39,735
	2010	(1)	—	—	—	—	—	—	—	—
R. S. Bowles, III	2012		$6,000	$0	$0	$0	$5,244,234	$27,303	$63,348	$5,340,885
	2011	(2)	—	—	—	—	—	—	—	—
	2010	(1)	—	—	—	—	—	—	—	—

(1)	Was not a Named Executive Officer during 2010.

(2)	Was not a Named Executive Officer during 2011.

(3)	Financial planning, tax preparation, and installation and maintenance of home security are valued at actual costs billed by outside vendors.

(4)	The value of any personal use of Company aircraft by the Named Executive Officers is based on the aggregate incremental per-hour cost based on the flight time flown from origination to destination and a return to point of origination without passengers, when applicable. This benefit generally is taxable to the Named Executive Officers.

(5)	The value of any personal use of Company car and driver by the Named Executive Officers is based on the recipient’s cost if equivalent assets were used independent of the Company. This benefit generally is taxable to the Named Executive Officers.

The incremental cost calculation for personal use of the car and driver by the Named Executive Officers included driver overtime, meals and travel pay, maintenance and fuel costs. Company cars also provided business transportation to other executives and non-executive Company personnel. Since the cars were used primarily for business travel, the calculation excludes the fixed costs that do not change based on personal usage, such as drivers’ salaries and the purchase costs of the cars.

(6)	Termination related payments to Dr. Bowles include the following: severance—$2,415,000, prorated 2012 target annual incentive—$137,640, enhanced pension benefits—$428,925, enhanced medical benefits—$17,238 and 280G excise tax gross-up—$2,245,431.

(7)	The Named Executive Officers (other than Dr. Bowles) received Company matching contributions equal to 75% of the first 6% of base salary contributed (up to the IRS limit for qualified savings plans) to the Merck U.S Savings Plan (formerly known as the MSD Employee Savings and Security Plan).

Dr. Bowles received company contributions of 5% of his pay (up to the IRS limit for qualified savings plans) to his account under the Schering-Plough Employees’ Savings Plan and 5% of his pay in excess of the IRS limit for qualified savings plans to his account under the Merck Deferral Plan.

(8)	Executive life insurance is computed based on the cost of life insurance premiums paid during the year.

The following table provides information concerning each grant of an award made in 2012 to the Named Executive Officers under any plan.

Grants of Plan-Based Awards

for Fiscal Year Ended

December 31, 2012

Name	Grant Date	Board Approval Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Thres- hold ($)(1)	Target ($)(1)	Maximum ($)(1)	Thres- hold (#)(2)	Target (#)(2)	Maximum (#)(2)
Frazier	03/30/2012	02/28/2012	PSUs				0	148,438	356,251				$3,284,997	(2)
	05/02/2012	02/28/2012	Options								694,698	$39.29	3,799,998	(4)
			EIP	$0	$2,250,000	$5,625,000
Kellogg	03/30/2012	02/28/2012	PSUs				0	33,333	79,999				$1,178,181	(2)
	05/02/2012	02/28/2012	RSUs							16,289			639,995	(3)
	05/02/2012	02/28/2012	Options								234,004	39.29	1,280,002	(4)
			EIP	0	929,248	2,323,121
Kim	03/30/2012	02/28/2012	PSUs				0	31,250	75,000				1,125,243	(2)
	05/02/2012	02/28/2012	RSUs							15,271			599,998	(3)
	05/02/2012	02/28/2012	Options								219,378	39.29	1,199,998	(4)
			EIP	0	1,199,470	2,998,674
Kuhlik	03/30/2012	02/28/2012	PSUs				0	23,958	57,499				776,789	(2)
	05/02/2012	02/28/2012	RSUs							11,708			460,007	(3)
	05/02/2012	02/28/2012	Options								168,190	39.29	919,999	(4)
			EIP	0	755,786	1,889,465
Schechter	03/30/2012	02/28/2012	PSUs				0	39,583	94,999				1,098,859	(2)
	05/02/2012	02/28/2012	RSUs							19,343			759,986	(3)
	05/02/2012	02/28/2012	Options								277,879	39.29	1,519,998	(4)
			EIP	0	990,688	2,476,719
Bowles	03/30/2012	02/28/2012	PSUs				—	—	—				$163,984	(2)
	05/02/2012	02/28/2012	RSUs							—			—
	05/02/2012	02/28/2012	Options								—	—	—
			EIP	$0	$330,336	$825,840

(1)	Amounts represent awards under the EIP, which equal a specified percentage of base salary as in effect on December 31, 2012. The actual amounts earned by each Named Executive Officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The payout of PSUs can range from zero at threshold to a maximum of 240% of target, depending on the level of achievement of the applicable performance goals. For more information on PSUs, see “The Elements of 2012 Compensation” on page 28 and the Narrative to the Grants of Plan Based Awards table below.

(3)	RSUs vest and are payable as shares of Merck common stock on the third anniversary of their grant provided the individual remains continuously employed through that date. Beginning for grants made in 2010, dividend equivalents are accrued and paid at the end of the restricted period.

(4)	Stock options generally become exercisable in equal installments on the first, second and third anniversaries of the grant date.

The exercise price of all stock options granted in 2012 is the closing price of Merck common stock, as traded on New York Stock Exchange on the grant date.

(5)	This column represents the full grant date fair value of PSUs, RSUs and stock options granted to each of the Named Executive Officers, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during 2012.

For Dr. Bowles, the amount shown in this column reflects the grant date fair value of the award as calculated in accordance with FASB ASC Topic 718. Although Dr. Bowles did not receive a new grant of PSUs in 2012, an amount is required to be included by virtue of the design of our PSU program (see page 34 for additional details).

Narrative Information Relating to the Grants of Plan-Based Awards Table.

General Information Regarding the Executive Incentive Plan (“EIP”). The EIP is a shareholder-approved plan that is administered by the Compensation and Benefits Committee of the Board (the “Committee”). It is designed to provide cash awards to employees who are subject to Section 16 of the Securities Exchange Act of 1934. Compensation paid under this plan is intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Awards are based on an objective formula defined in the plan that provides for a maximum award fund equal to 2.5% of adjusted net income. The CEO may receive an award not to exceed 10% of the maximum award fund. The maximum individual award for all other plan participants is 90% of the award fund for that year divided by the number of participants other than the CEO. The Committee can use its discretion to reduce (commonly called “negative discretion”), but not increase, the maximum awards payable under this formula for executive officers. In prior years, it has been the Committee’s practice to reduce the maximum awards to the amount actually paid using the process described below.

The following methodology is used by the Committee for adjusting the maximum awards payable under the EIP to the actual amounts paid to executive officers:

•	Each executive officer is assigned a target award opportunity that is expressed as a multiple of salary.

•	The target award opportunity is determined based on Company performance as reflected by the Company Scorecard. The Company performance component can range between 50% and 200% of target.

•	The award can be adjusted higher or lower based on the assessment of the individual’s performance against pre-established objectives.

No annual cash incentive will be paid to an individual if the Company or individual performance is below minimum performance expectations as determined by the Committee.

General Information Regarding Long-Term Incentives.

Stock Options.    Stock options enable executives to share in the financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of a stock option is set as the closing price of Merck common stock as reported on the New York Stock Exchange on the grant date (unless a higher grant price is required under local law).

Subject to their terms, stock options generally vest in equal installments on the first, second, and third anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date.

Stock Units.    Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”) provide for the payout of shares of Company stock, generally in three years, if the recipient has met certain performance and/or service requirements.

•	RSUs

Subject to their terms, RSUs generally vest and become payable in shares of Merck common stock on the third anniversary of the grant date. For RSUs granted in and after 2010, dividend equivalents are accrued and paid out in cash if and when the RSUs vest.

•	PSUs

PSU awards are granted and payouts are determined under a four-step process that spans a three-year performance cycle:

Step 1:	Within the first 90 days of the performance period, the Committee will approve an award of PSUs to eligible executives. One third of the award is a target annual tranche.

Step 2:	Within the first 90 days of each year of the performance cycle, the Committee will set an annual EPS goal by adopting a schedule reflecting EPS minimum, target, and stretch goals (and interim points) applicable to that annual tranche.

Step 3:	After the end of the third year of the performance period, the results of the three annual tranches as determined in Step 2 will be aggregated to determine a preliminary award.

Step 4:	The result from Step 3 will be increased or decreased by up to 20% based on the Company’s three-year total shareholder return ranking (including the impact of dividends, if any) as compared to our pharmaceutical peer group (described on page 37).

Failure to attain the minimum performance goal results in forfeiture of the shares applicable to the respective award opportunity.

The following table provides details about each outstanding equity award held by the Named Executive Officers as of December 31, 2012.

Outstanding Equity Awards

at Fiscal Year Ended

December 31, 2012

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Frazier	105,499	(1)				02/28/03	$49.96	02/28/04	02/27/13
	45,000	(1)				02/27/04	48.24	02/27/05	02/26/14
	42,500	(1)				02/25/05	31.84	02/25/06	02/24/15
	112,000	(1)				03/03/06	35.09	03/03/07	03/02/16
	131,040	(1)				03/02/07	44.19	03/02/08	03/01/17
	60,000	(1)				08/01/07	51.02	08/01/08	07/31/17
	252,000	(1)				02/29/08	44.30	02/28/09	02/28/18
	280,000	(1)				04/24/09	23.45	04/24/10	04/23/19
	152,060	(1)	76,031	(1)		05/07/10	33.49	05/07/11	05/06/20
	186,567	(1)	373,134	(1)		05/04/11	36.56	05/04/12	05/03/21
			694,698	(1)		05/02/12	39.29	05/02/13	05/01/22
										76,860	(3)	$3,146,648
													218,116	(6)	$8,929,669
													356,251	(7)	14,584,916

Kellogg	175,000	(4)				11/13/07	$57.49	11/13/08	11/12/17
	62,400	(1)				02/29/08	44.30	02/28/09	02/28/18
	93,600	(1)				04/24/09	23.45	04/24/10	04/23/19
	140,056	(1)	70,028	(1)		05/07/10	33.49	05/07/11	05/06/20
	79,602	(1)	159,204	(1)		05/04/11	36.56	05/04/12	05/03/21
			234,004	(1)		05/02/12	39.29	05/02/13	05/01/22
										40,000	(5)	$1,637,600
										71,119	(3)	2,911,612
													93,062	(6)	$3,809,958
													79,999	(7)	3,275,159

Kim	210,998	(1)				02/28/03	$49.96	02/28/04	02/27/13
	100,000	(1)				02/27/04	48.24	02/27/05	02/26/14
	115,200	(1)				03/02/07	44.19	03/02/08	03/01/17
	115,200	(1)				02/29/08	44.30	02/28/09	02/28/18
	120,048	(1)	60,024	(1)		05/07/10	33.49	05/07/11	05/06/20
	74,627	(1)	149,254	(1)		05/04/11	36.56	05/04/12	05/03/21
			219,378	(1)		05/02/12	39.29	05/02/13	05/01/22
										61,542	(3)	$2,519,529
													87,247	(6)	$3,571,892
													75,000	(7)	3,070,500

Kuhlik	24,000	(1)				03/02/07	$44.19	03/02/08	03/01/17
	50,000	(1)				08/01/07	51.02	08/01/08	07/31/17
	62,400	(1)				02/29/08	44.30	02/28/09	02/28/18
	42,800	(1)				04/24/09	23.45	04/24/10	04/23/19
	117,646	(1)	58,825	(1)		05/07/10	33.49	05/07/11	05/06/20
	44,776	(1)	89,552	(1)		05/04/11	36.56	05/04/12	05/03/21
			168,190	(1)		05/02/12	39.29	05/02/13	05/01/22
										54,699	(3)	$2,239,377
													52,349	(6)	$2,143,168
													57,499	(7)	2,354,009

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Schechter	3,165	(1)				02/03/03	$52.88	02/03/04	02/02/13
	26,375	(1)				02/28/03	49.96	02/28/04	02/27/13
	12,500	(1)				02/27/04	48.24	02/27/05	02/26/14
	2,500	(1)				05/03/04	47.39	05/03/05	05/02/14
	3,000	(1)				08/02/04	45.41	08/02/05	08/01/14
	5,000	(1)				02/01/06	34.47	02/01/07	01/31/16
	19,200	(1)				03/03/06	35.09	03/03/07	03/02/16
	50,000	(1)				03/02/07	44.19	03/02/08	03/01/17
	50,000	(1)				02/29/08	44.30	02/28/09	02/28/18
	43,556	(1)	21,779	(1)		05/07/10	33.49	05/07/11	05/06/20
	87,064	(1)	174,130	(1)		05/04/11	36.56	05/04/12	05/03/21
			277,879	(1)		05/02/12	39.29	05/02/13	05/01/22
										61,348	(3)	$2,511,587
													101,786	(6)	$4,167,119
													94,999	(7)	3,889,259

Bowles	45,629	(2)				05/01/07	$34.60	05/01/08	05/01/14
	19,207	(1)	9,605	(1)		05/07/10	33.49	05/07/11	06/24/17
	14,925	(1)	29,851	(1)		05/04/11	36.56	05/04/12	06/24/17	20,202	(3)	$827,070
													8,239	(6)	$337,305

(1)	Stock options generally vest and become exercisable in equal installments on the first, second and third anniversary of grant, and expire on the day before the tenth anniversary of grant. Stock options also vest upon attainment of eligibility to retire, in which case they become exercisable in equal installments on the first, second and third anniversary of grant.

(2)	Stock options granted under the Schering-Plough 2006 Stock Incentive Plan generally vest in three substantially equal installments, on the first three anniversaries of the grant date. Stock options granted prior to 2008 that remained unvested immediately prior to the Merger, became vested upon closing of the Merger.

(3)	RSUs generally vest and become payable in shares of Merck common stock on the third anniversary of grant.

(4)	Stock option grant vests and becomes exercisable in five equal annual installments on the first through fifth anniversaries of grant, and expires on the day before the tenth anniversary of grant.

(5)	Fifty percent of the RSU award vested on the third anniversary of grant. The remaining 50% will vest on the sixth anniversary of grant.

(6)	Maximum (240% of target) of PSUs granted during 2011 that may be earned based on Merck’s performance, as determined by the Committee, following the completion of the three-year performance period ending December 31, 2013.

(7)	Maximum (240% of target) of PSUs granted during 2012 that may be earned based on Merck’s performance, as determined by the Committee, following the completion of the three-year performance period ending December 31, 2014.

(8)	The market value of the units reported in this column was computed by multiplying the number of such units by $40.94, the closing price of Merck common stock on December 31, 2012.

The following table provides information about stock options that were exercised and stock units that vested during 2012.

Option Exercises and Stock Vested

for Fiscal Year Ended

December 31, 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Kenneth C. Frazier	—		—	40,107	(a)	$1,705,350

Peter N. Kellogg	—		—	28,648	(a)	1,218,113
				17,550	(b)	671,639

Peter S. Kim	420,000		$7,305,232	28,648	(a)	1,218,113

Bruce N. Kuhlik	61,380		921,432	20,626	(a)	877,018
				13,650	(b)	522,386

Adam H. Schechter	71,200	(4)	1,510,252	11,694	(a)	497,229
				11,475	(b)	439,148

Richard S. Bowles, III	97,851		$1,430,704	5,538	(a)	$235,476

(1)	This column represents the values realized upon stock option exercises during 2012 which were calculated based on the difference between the market price of Merck common stock at the time of exercise and the exercise price of the option.

(2)	This column represents the vesting during 2012 of the following:

(a)	PSUs granted in 2010 that were paid on February 25, 2013; and
(b)	RSUs granted in 2009.

(3)	The value realized for RSUs was determined by multiplying the number of units that vested by the market price of Merck common stock on the respective vesting date. The value realized for PSUs was determined by multiplying the number of units that vested by the market price of Merck common stock on February 25, 2013.

(4)	In accordance with our stock ownership requirements, Mr. Schechter retained 75% of the net, after-tax shares from this option exercise. The retained shares are included in Mr. Schechter’s current holdings and he has fully satisfied his stock ownership goal. The Named Executive Officer stock ownership requirements are discussed in more detail on page 38.

The table below quantifies the benefits expected to be paid to the Named Executive Officers from two defined benefit pension plans—the Retirement Plan for the Salaried Employees of MSD (the “Qualified Plan”) and the MSD Supplemental Retirement Plan (the “SRP”). It also shows additional benefits for Dr. Bowles under the Legacy Schering-Plough Retirement Plan (the “S-P Qualified Plan”), a tax qualified retirement plan for all eligible U.S. employees who were employees of Schering Corporation (which in 2012 merged with MSD), the Legacy Schering-Plough Retirement Benefits Equalization Plan (the “S-P BEP”), a non-qualified plan for all eligible U.S. employees of Schering Corporation subject to IRS limitations applicable to their retirement plan benefit and the Legacy Schering-Plough Supplemental Executive Retirement Plan (the “S-P SERP”), a supplemental plan provided to executives in order to provide competitive retirement benefits. The terms of the plans are described below the table.

Pension Benefits

for Fiscal Year Ended

December 31, 2012

Name	Plan Name	Number of Years Credited/Benefit Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)(5)
Kenneth C. Frazier(1)	Qualified Plan	20.5	$915,498	$0
	SRP	20.5	12,050,833	0

Peter N. Kellogg	Qualified Plan	5.0	204,205	0
	SRP	5.0	1,522,910	0

Peter S. Kim	Qualified Plan	11.5	432,802	0
	SRP	11.5	4,106,621	0

Bruce N. Kuhlik	Qualified Plan	7.5	300,216	0
	SRP	7.5	1,824,129	0

Adam H. Schechter	Qualified Plan	24.5	784,681	0
	SRP	24.5	6,047,404	0

Richard S. Bowles, III(2)	Qualified Plan	26.0	$964,379	$0
	SRP	26.0	733,608	0
	S-P Qualified Plan	11.5	416,727	0
	S-P BEP	11.5	0	1,723,073
	S-P SERP	11.5	0	2,581,595

(1)	As of December 31, 2012, only Mr. Frazier was eligible for early retirement subsidies under the Qualified Plan and SRP.

(2)	Dr. Bowles’ S-P BEP and S-P SERP benefits were distributed to him in a lump sum immediately following his separation pursuant to the terms of those plans.

(3)	This column shows (i) the number of years of credited service for the Qualified Plan and SRP and (ii) the number of years of benefit service for the S-P Qualified Plan, S-P BEP and S-P SERP as of December 31, 2012.

Credited service begins with the January or July coincident with or next following a participant’s hire date and ends with his last full month of employment. A maximum of 35 years of credited service may be earned.

For Dr. Bowles, the number of years of benefit service is the same as actual years of service with Schering-Plough Corporation, beginning with date of hire.

(4)	For the Qualified Plan and SRP, the actuarial present value is calculated using the same assumptions used for financial statement reporting purposes as set forth in the footnotes to our financial statements:

•	Discount rate equals 4.1% for the Qualified Plan and 3.9% for the SRP;

•	RP2000 Mortality Table, sex based; the mortality table in accordance with Sec. 417(c)(3)(A)(ii)(I) of the Internal Revenue Code for lump sums;

•	Assumes that 80% of retirees elect a lump sum and the remaining 20% elect an annuity; and

•	Assumes commencement at the later of (1) current age or (2) age 62 discounted to current age.

(5)	For Dr. Bowles, the amounts shown in this column represent the actual value of the final benefit he received under the S-P BEP and S-P SERP defined benefit pension plans.

The Named Executive Officers (other than Dr. Bowles) participate in two defined benefit plans as do other Merck Sharp & Dohme Corp. salaried employees. Benefits payable under the Qualified Plan and the SRP (collectively, the “Retirement Plans”) are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65.

Formula.    The annual amount of benefit under the Retirement Plans is under a formula which:

Multiplies the participant’s final average compensation by

•	a multiplier of 2% for years of credited service earned prior to July 1, 1995 and

•	a multiplier of 1.6% for years of credited service earned on or after July 1, 1995 (total credited service at 2% and 1.6% is limited to 35 years); and

Subtracts 1.6% of the participant’s Social Security benefits multiplied by years of credited service, not to exceed 50% of the Social Security benefit

Final average compensation.    The average of a participant’s highest five consecutive calendar years of pay for the 10 calendar years before he or she terminates employment. Pay for this purpose means the greater of (a) or (b):

(a)	Annual base pay for all full years of service completed. This annual base pay is determined as of December 31 of the current year (before any pre-tax contribution deductions for the savings plan or elective deferrals to our flexible spending accounts). Commissions, overtime pay, bonuses, other supplemental pay and all other amounts are excluded from this calculation.

(b)	Actual cash earnings. Cash earnings are determined before any deduction for savings plan contributions or any elective deferrals to our flexible spending account plans. Also included are overtime, bonuses, commissions, special awards, shift differential, cost of living adjustments, pre-tax transportation fringe benefits, as well as incentive pay. The following amounts are excluded: grants under the ISP, any distribution of a previously deferred award under any of our incentive plans, and any other form of compensation.

Vesting.    A participant vests in his or her benefit—that is, the benefit that is accrued will not be forfeited back to the plans—when his or her employment includes any portion of five calendar years.

A participant who is vested but terminates employment before being eligible for early retirement subsidies is referred to as a “terminated vested” participant and can commence receiving benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. However, with respect to benefits that accrued after 2004 under the SRP, payment will be made as of the first day of the month after the later of (a) the month in which the participant attains age 55 or (b) separates from service (as defined by the Internal Revenue Service). The amount of the benefit is reduced from the age 65 benefit on an actuarial basis, which takes into account the participant’s life expectancy and expected plan returns and is substantial—for example, a participant’s $100 accrued benefit (at age 65) would be reduced to about $34 if it began at age 55.

Early Retirement Subsidies.    If a participant terminates employment at or after age 55 when he or she has at least 10 years of credited service, then he or she is entitled to “early retirement subsidies”—that is, a reduction for commencing before age 65 that is smaller than the actuarial reduction for terminated vested participants. For an early retiree, benefits are reduced by 3% per year that benefits begin before age 62. For example, an early retiree’s $100 accrued benefit would be unreduced if he or she waited until age 62, or would be reduced to $79 if he or she commenced at age 55.

However, under the “Rule of 85,” a participant who retired from active service when his or her age plus years of Credited Service totaled at least 85 (e.g., age 55 with 30 years of credited service) could receive an unreduced immediate benefit. In addition, a Social Security Bridge Benefit represented an additional benefit for eligible early retirees by providing a temporary monthly supplement prior to age 62 to avoid the Social Security offset described above in the benefit formula, so the offset would not apply until a participant attained age 62. Both of these benefits were eliminated from the Retirement Plans on July 1, 1995. However, transition benefits were added to replace all or part of the benefit for participants who were participating in the Retirement Plans on July 1, 1995, and were then at least age 40. Mr. Frazier’s transition percentage is 5.39—that is, 5.39% of the enhancement continues to apply. Other Named Executive Officers do not have any transition benefit.

In addition, a participant who terminates employment due to a disability that can reasonably be expected to permanently disable him or her from any job anywhere may be approved for a disability retirement. In such a case, the participant’s benefit which has then accrued is not reduced for early commencement.

SRP Benefits.    The Qualified Plan benefits are limited by the Internal Revenue Code (“IRC”). The SRP is an unfunded plan maintained to provide benefits to highly compensated employees impacted by the IRC limits and provides benefits according to the formula described above which exceed those limits, as well as benefits:

•

That are payable because compensation deferred into the Merck Deferral Program is excluded from the definition of final average compensation in the Qualified Plan (and so are payable solely from the SRP); and

•

That provide a minimum annual aggregate benefit under this plan and the Qualified Plan of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking position under the Company’s Corporate Policy on Executive Retirement, reduced in the event of retirement or death prior to normal retirement date.

In addition, for employees who were, prior to January 1, 1995, subject to the Company’s mandatory age 65 retirement policy due to their exemption from the Age Discrimination in Employment Act, an additional benefit is payable upon retirement from active service at age 65. The additional benefit is an amount calculated under the benefit formula in the Qualified Plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) minus: (i) the minimum benefit, where applicable, or the supplemental benefit; (ii) the Qualified Plan benefit; and (iii) any retirement benefit payable from a plan not sponsored by the Company.

The SRP was amended as of January 1, 1995, to prospectively eliminate this additional benefit. Further, in 2009, the Company revised its mandatory retirement policy to cover only the CEO. As a result of his appointment to CEO, Mr. Frazier is eligible to receive this benefit provided that he remains subject to the mandatory retirement policy at least until age 64 (i.e., until December 17, 2018) and retires from the Company once he reaches age 65. If those requirements are met, Mr. Frazier will have 30 years of credited service (as compared to 27.5, without benefit of this provision). The provision does not affect any other Named Executive Officer.

Forms of Benefit.    Participants in the Qualified Plan generally can choose among single, joint and term certain annuities and a lump sum. All forms of benefit are actuarially equivalent to the single life annuity. All forms use a 9% interest rate except for the lump sum which uses interest rates based on a blend of long term

U.S. Treasury interest rates and an interest rate yield curve based on corporate debt instruments, as provided by the Internal Revenue Code. The interest rate changes quarterly: during 2012, the blended 3 tiered interest rates ranged between 1.47% and 5.77%.

SRP Payments.    Payments under the SRP of benefits accrued and vested prior to 2005 generally follow the timing and form of benefit that applies to the Qualified Plan. However, a participant who elects a lump sum under the Qualified Plan, or one who cannot satisfy the spousal consent requirements applicable to the Qualified Plan, may choose any other form of benefit described above for his or her pre-2005 SRP benefit. Post-2004 SRP balances are payable as a lump sum. A participant may elect this benefit to be paid in 5 or 10 annual installments. This election must be made at least 12 months prior to the later of termination or age 55 and payment generally is subject to a five year delay. For top-50 compensated employees of the Company, payments of the post-2004 SRP benefit generally are made at the later of age 55 or 6 months after separation from service.

Nonqualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Merck Deferral Program, an unfunded, unsecured deferred compensation plan. The Merck Deferral Plan allows participants who are executive officers to defer the following:

•	All or a portion of their annual bonuses (but not less than $3,000); and/or

•	Up to 50% of base salary, subject to certain limitations.

Nonqualified Deferred Compensation

for Fiscal Year Ended

December 31, 2012

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at 12/31/12 ($)(4)
Kenneth C. Frazier	$675,000	$0	$775,183	$0	$7,229,538
Peter N. Kellogg	0	0	172,580	0	1,405,616
Peter S. Kim	0	0	200,980	0	1,735,624
Bruce N. Kuhlik	0	0	0	0	0
Adam H. Schechter	0	0	26,352	0	255,951
Richard S. Bowles, III	$0	$14,803	$7,475	$2,241,251	$0

(1)	The amounts disclosed in this column consist of $675,000 of base salary deferral by Mr. Frazier in 2012 (this amount is included in the “Salary” column of the Summary Compensation Table for 2012).

(2)	The amount disclosed in this column represents the Company’s annual 5% credit of pay in excess of the IRS limit to Dr. Bowles’ account under the Merck Deferral Plan. This amount is included with the amount disclosed in the “All Other Compensation” column of the Summary Compensation Table for 2012.

(3)	This column represents dividends earned plus changes in account value (investment earnings or losses) for the period of January 1, 2012 to December 31, 2012.

(4)	This column includes deferred compensation earned in earlier years which was disclosed as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of prior proxy statements as follows: Frazier, $510,000 for 2011.

Deferral Program Investments:    The aggregate balances shown above represent amounts that the Named Executive Officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in phantom investments selected by the executive from an array of investment options that mirrors the funds in the

Merck U.S. Savings Plan. Prior to 2011, RSUs and PSUs could be deferred into the Merck Deferral Program instead of being paid upon vesting. Deferrals of RSUs and PSUs were required to be made to the Merck common stock fund and may not be reallocated into any other investment alternative.

Distributions:    When participants elect to defer amounts into the Merck Deferral Program, they also elect when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year, whether or not employment has then ended, or at a time that begins at or after the executive’s employment has ended. Distributions can be made in a lump sum or up to 15 annual installments. Distributions from the Merck common stock fund are made in shares, with cash payable for any partial share.

Potential Payments Upon Termination or a Change in Control

The section below describes the payments that may be made to the Named Executive Officers upon separation, pursuant to individual agreements, or in connection with a change in control (as defined below). For payments made to a participant upon a retirement other than in connection with a separation or change in control, see Pension Benefits table and related narrative beginning at page 49.

Separation

The Company provides separation pay and benefits to all of its most senior executives who are employees of Merck Sharp & Dohme Corp., including the Named Executive Officers, pursuant to the Merck & Co., Inc. U.S. Separation Benefits Plan (the “Separation Plan”). An amount related to the executive’s target annual incentive award is provided under certain circumstances. To be eligible for all of the benefits described below, a general release of claims is required, as well as nondisparagement, cooperation with litigation and, in some cases, noncompetition and nonsolicitation agreements in connection with, and at the time of, the separation.

Severance Pay.    The Separation Plan provides severance pay to employees whose employment is terminated due to organizational changes including discontinuance of operations, location closings or corporate restructuring or a general reduction in work force. For eligible separations during 2012, certain management level employees, including the Named Executive Officers, were eligible to receive the following severance pay:

•	26 weeks of base pay, if completed years of continuous service as of the date employment ends is less than one year;

•	41 weeks of base pay, if completed years of continuous service is at least one but less than two; or

•	41 weeks of base pay plus two weeks of pay for each completed year of continuous service, if completed years of service is two or more, up to 78 weeks of base pay.

Severance pay is payable in a lump sum. However, for the Named Executive Officers and other of our highest paid employees, amounts are payable at such time as is permitted under Section 409A of the Internal Revenue Code. These employees are eligible for continued participation in the medical, dental and basic life insurance plans for 26 to 78 weeks depending on their years of continuous service, by paying contributions at the same rate as paid by active employees from time to time.

Outplacement Assistance.    Under the Separation Plan, certain management level employees, including the Named Executive Officers, are eligible for up to 12 months of Company-provided executive outplacement services from our outplacement vendor.

EIP Awards

As part of our standard practice for separated employees, we may pay an amount in lieu of a bonus payout under the EIP, depending on the date of separation.

•

If employment terminates following the end of the performance year, the executive will be considered for a bonus on the same terms and conditions as other employees with respect to the previous year’s performance.

•

If employment terminates between January 1 and June 30 of the performance year, the employee is not eligible for payment of a bonus for the year in which separated, unless the employee is retirement eligible. Retirement eligible employees may receive a special payment in lieu of any award under the EIP. The amount of the special payment is based on his or her target award and the number of months worked in the current year.

•

If employment terminates after June 30 and on or before December 31 of the performance year, a special payment is made in lieu of any award under the EIP. The amount of the special payment is based on the employee’s target award and the number of months worked in the current year. This amount is payable in a lump sum at a time that complies with Section 409A, as described above.

Effects Under Other Benefit Plans

All separated employees are entitled to certain benefits under other plans as described below. In general, the benefits depend upon whether an employee is “retirement eligible,” “bridged,” or “other separated,” as the terms are defined below.

Retirement eligible employees are separated employees who, as of their separation date, are at least age 55 with at least 10 years of credited service under the Qualified Plan or are at least age 65 without regard to years of credited service. For retirement eligible employees, a transition Rule of 85 is provided if the employee is within two years of attaining eligibility for the benefit on his or her separation date. This transition benefit is described under the Pension Benefits table and related narrative beginning at page 49. Payments may be made from the Qualified Plan and SRP at the time and in the form described under the Pension Benefits table and related narrative.

Bridged employees generally are separated employees who are not retirement eligible but who, as of their separation date, are at least age 49 with at least nine years of credited service under the Qualified Plan. All separated bridged employees receive the following benefits:

•

Retirement Plans.    Bridged employees receive a portion of the benefit that would be payable if they were retirement eligible (that is, are at least 55 with at least 10 years of credited service, but who are younger than age 65) on their separation date. The Qualified Plan provides that the benefits for early retirees are reduced by 0.25% for each month that benefits commence before the employee attains age 62. This reduction is substantially less than the actuarial reduction that applies for early commencement for terminated vested employees. Bridged employees receive a pro-rata portion of the enhancement provided by these early retirement subsidies. This pro-rata portion equals the percentage of the employee’s credited service on his/her separation date divided by the credited service that employee would have had if employment had continued until he/she was first eligible to be treated as an early retiree.

•

Medical, Dental and Life Insurance Plans and options, RSUs and PSUs.    All separated bridged employees are eligible to be treated in accordance with plan provisions applicable to retired employees as they may be amended from time to time.

Other separated employees are separated employees who are not retirement eligible or bridged employees. These employees are eligible for continued participation in the medical, dental and basic life insurance plans for 26 to 78 weeks depending on their years of continuous service, by paying contributions at the same rate as paid by active employees from time to time. In addition, these employees are also treated under the provisions applicable to separated employees with respect to their options, RSUs and PSUs.

Individual Agreements

In addition to the benefits and payments provided for separated employees and following a Change in Control, Mr. Kellogg has an agreement that may affect the amount paid or benefits provided following termination of his employment under certain conditions as described below.

If within two years after the appointment of a successor CEO to Mr. Richard T. Clark, the Company’s former Chief Executive Officer who retired in December 2011, we terminate his employment for a reason other than gross misconduct, Mr. Kellogg will be eligible for the following, provided that upon the termination of his employment he signs and complies with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims:

•	a lump sum payment equal to 18 months of base salary; and

•	immediate vesting of his November 13, 2007, stock option and RSU grants.

Change in Control

Participants in the Change in Control Plan include the Named Executive Officers (other than Dr. Bowles) as well as certain other senior executives. With respect to the Named Executive Officers, the severance benefits described below would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of Merck if the change in control occurs before November 26, 2013. However, the Compensation and Benefits Committee on November 26, 2012, adopted a number of changes to the Change in Control Plan that, among other things, (1) reduce the size of the participant population; (2) reduce the cash severance multiples for participants other than the CEO; (3) eliminate additional age and service credits under the supplemental pension plan; and (4) raise certain thresholds, thereby increasing the requirements that must be met to trigger the occurrence of a change in control. The changes are generally adverse to the participants and therefore will not be effective until November 26, 2013.

•

Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro-rata annual cash incentive at target levels, paid in a lump sum at termination.

•

Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•

Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the SRP.

•

If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under our medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement assistance benefits for a limited period of time.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) a termination without cause or (2) a resignation by the Named Executive Officer for good reason, in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20% of the Company’s voting securities (other than acquisitions directly from the Company); or

•	the current Board (and their approved successors) ceasing to constitute a majority of the board of directors of a successor to the Company; or

•	the consummation of a merger, consolidation or reorganization, unless

•	the shareholders of the Company prior to the transaction hold at least 60% of the voting securities of the successor;

•	the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor; and

•	no person owns 20% or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

A “termination for good reason” for the Named Executive Officers generally includes any of the following actions without the executive’s written consent following a change in control:

•

Significantly and adversely changing the executive’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act). Other than:

•	an isolated, insubstantial and inadvertent action not taken in bad faith which the Company remedies promptly after receiving notice; or

•	a change in the person to whom (but not the position to which) he or she reports;

•	Reducing annual base salary or level of bonus opportunity;

•

Changing the executive’s office location so that he or she must commute more than the greater of (a) 50 more miles or (b) 120% more miles, as compared to his or her commute immediately prior to the change;

•	Failing to pay base salary, bonus or deferred compensation under any Company deferred compensation program within seven days of its due date;

•

Failing to continue any compensation plan or program in which the executive participates including bonus plans and the Incentive Stock Plan (or successors to those plans), or failing to continue his or her level of participation in those plans;

•

Failing to continue to provide him or her with the pension and welfare benefits substantially similar to those in which he or she participates or materially reducing any of those benefits or depriving him or her of any material fringe benefit; and

•	Failing to obtain a satisfactory agreement from any successor to Merck to assume and agree to perform the obligations under the change in control plan.

A termination by the Company for “cause” generally includes:

•

Willful and continued failure by the executive to substantially perform his or her duties for the Company (other than any failure that results from his or her incapacity due to physical or mental illness) for at least 30 consecutive days after a written demand for substantial performance has been delivered to him or her;

•	Willful misconduct or gross negligence by the executive which is injurious to the Company or any of its subsidiaries; and

•	Conviction, or entry of a plea of nolo contendere to

•	a felony or

•	any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against Merck (or its successor) and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements. Cash severance is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release.

The Named Executive Officers are not entitled to any tax gross-up in the event they are subject to excise taxes payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control.

For stock options and RSUs granted prior to 2010:

•	Upon a change in control, all outstanding stock options and RSUs will become fully vested.

•

In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•

If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•	Upon a change in control, a portion of PSUs generally will become vested as determined by reference to the holder’s period of employment during the performance cycle:

•	based on actual performance as to fiscal years that have been completed for at least 90 days as of the date of the change in control: or

•	otherwise, based on target performance.

For options, RSUs and PSUs granted in and after 2010, awards generally will vest upon an involuntary termination of employment within two years after a change in control.

In addition, our compensation and employee benefit plans, programs and arrangements generally provide that for two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

The following table estimates the dollar value of the additional payments and benefits the Named Executive Officers would have been entitled to receive under applicable plans and/or arrangements, assuming the applicable triggering event occurred on December 31, 2012. These amounts are in addition to what would otherwise be payable in the event the Named Executive Officer retired. As of December 31, 2012, Mr. Frazier is retirement eligible (i.e., he is at least age 55 and has completed at least 10 years of credited service). Dr. Bowles is not included in the table because his termination of employment actually occurred on June 24, 2012, and the amounts paid or payable to him in connection with his termination have been described and disclosed in the Summary Compensation Table and Pension Benefits table, and the related footnotes to each.

Name	Involuntary Termination Before Change in Control	Change in Control	Involuntary Termination After Change in Control
K.C. Frazier
• Severance Pay(1)	$2,250,000	—	$11,250,000
• Supplemental Pension and Retiree Medical(2)	—	—	3,765,314
• Welfare Benefits Continuation	—	—	—
• Stock Option Accelerated Vesting	—	—	—
• PSU Accelerated Vesting(3)	—	—	5,433,222
• RSU Accelerated Vesting	—	—	—
• Outplacement, Financial Planning	45,000	—	50,000
Total	2,295,000	—	20,498,536

P. N. Kellogg
• Severance Pay(1)	$959,345	—	$5,722,213
• Supplemental Pension and Retiree Medical(2)	—	—	827,169
• Welfare Benefits Continuation	15,682	—	47,970
• Stock Option Accelerated Vesting(4)	—	—	1,605,129
• PSU Accelerated Vesting(3)	2,813,703	—	4,417,249
• RSU Accelerated Vesting(5)	4,871,511	$3,275,200	2,911,612
• Outplacement, Financial Planning	45,000	—	50,000
Total	8,705,241	3,275,200	15,581,342

P. S. Kim
• Severance Pay(1)	$1,384,003	—	$7,025,465
• Supplemental Pension and Retiree Medical(2)	1,979,716	—	4,346,141
• Welfare Benefits Continuation(6)	129,239	—	—
• Stock Option Accelerated Vesting(4)	—	—	1,462,885
• PSU Accelerated Vesting(3)	2,713,891	—	4,221,497
• RSU Accelerated Vesting(5)	1,528,843	—	2,519,529
• Outplacement, Financial Planning	45,000	—	50,000
Total	7,780,692	—	19,625,517

B. N. Kuhlik
• Severance Pay(1)	$841,462	—	$4,654,049
• Supplemental Pension and Retiree Medical(2)	—	—	2,274,192
• Welfare Benefits Continuation	18,303	—	51,914
• Stock Option Accelerated Vesting(4)	—	—	1,107,998
• PSU Accelerated Vesting(3)	1,829,838	—	2,900,269
• RSU Accelerated Vesting(5)	1,474,423	—	2,239,377
• Outplacement, Financial Planning	45,000	—	50,000
Total	4,209,026	—	13,277,799

Name	Involuntary Termination Before Change in Control	Change in Control	Involuntary Termination After Change in Control
A. H. Schechter
• Severance Pay(1)	$1,415,268	—	$5,802,599
• Supplemental Pension and Retiree Medical(2)	—	—	531,980
• Welfare Benefits Continuation	23,983	—	47,967
• Stock Option Accelerated Vesting(4)	—	—	1,383,443
• PSU Accelerated Vesting(3)	2,276,900	—	4,078,586
• RSU Accelerated Vesting(5)	1,409,930	—	2,511,587
• Outplacement, Financial Planning	45,000	—	50,000
Total	5,171,081	—	14,406,162

(1)	Amounts shown are pursuant to the arrangements for employees eligible for benefits under the Merck & Co., Inc. U.S. Separation Benefits Plan as described on page 53.

(2)	SRP enhancements include the incremental value of benefits provided upon a change in control. These amounts represent the present value of the enhanced benefit that would be received under the SRP and the cost to provide retiree medical coverage at December 31, 2012.

(3)	Each PSU annual tranche that has been completed for 90 days pays out based on actual performance; otherwise, the payout is based on target performance. The value equals the total number of accelerated shares as of December 31, 2012, multiplied by the closing price of Merck common stock on December 31, 2012, which was $40.94.

(4)	Unvested stock options granted prior to 2010 vest immediately upon a change of control. Unvested stock options granted in and after 2010 vest upon an involuntary termination occurring within two years immediately following a change in control. The value shown equals the total number of unvested stock option shares as of December 31, 2012, multiplied by the difference between the closing price of Merck common stock on December 31, 2012, of $40.94 and the exercise price of the option.

(5)	The value related to these awards equals the total number of accelerated shares as of December 31, 2012, multiplied by the closing price of Merck common stock on December 31, 2012, of $40.94.

(6)	As of December 31, 2012, Dr. Kim is bridge eligible under the terms of the Separation Plan if he is involuntarily separated and will be treated as a retiree for purposes of medical, dental benefits and his retiree healthcare benefits.

Director Compensation

As described more fully below, this chart summarizes the annual compensation for our non-employee directors during 2012.

Director Compensation for Fiscal Year Ended

December 31, 2012

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Leslie A. Brun	$125,000	—	$165,000	$290,000
Thomas R. Cech	110,000	—	159,550	269,550
Thomas H. Glocer	110,000	—	150,000	260,000
Steven F. Goldstone(1)	45,834	—	10,000	55,834
William B. Harrison, Jr.	145,000	—	180,000	325,000
Harry R. Jacobson(1)	41,667	—	10,000	51,667
William N. Kelley(2)	47,917	—	10,000	57,917
C. Robert Kidder	110,000	—	150,500	260,500
Rochelle B. Lazarus	102,500	—	163,850	266,350
Carlos E. Represas	110,000	—	150,000	260,000
Patricia F. Russo	106,667	—	175,000	281,667
Thomas E. Shenk(3)	18,334	—	10,000	28,334
Anne M. Tatlock(2)	47,917	—	10,000	57,917
Craig B. Thompson	110,000	—	150,000	260,000
Wendell P. Weeks	104,167	—	180,000	284,167
Peter C. Wendell	100,000	—	180,000	280,000

(1)	Did not stand for re-election to the Board at the Annual Meeting of Shareholders on May 22, 2012.

(2)	Retired from the Board effective May 22, 2012.

(3)	Retired from the Board effective February 8, 2012.

(4)	Beginning in 2011, no further grants will be made under the 2010 Non-Employee Directors Stock Option Plan, subject to the Board’s right to further amend the Plan. Stock options previously issued to directors under the 2010 Non-Employee Directors Stock Option Plan and any predecessor plans become exercisable in substantially equal installments on the first, second and third anniversaries of the grant date. All options expire on the day before the tenth anniversary of their grant. The exercise price of the options is the closing price of our common stock on the grant date as quoted on the New York Stock Exchange.

On December 31, 2012, the aggregate number of option awards outstanding for Directors who served during 2012 was: Mr. Brun—10,000 shares; Dr. Cech—5,000 shares; Mr. Glocer—15,000 shares; Mr. Goldstone—0 shares; Mr. Harrison—40,275 shares; Dr. Jacobson—0 shares; Dr. Kelley—40,275 shares; Mr. Kidder—5,000 shares; Ms. Lazarus—30,000 shares; Mr. Represas—8,334 shares; Ms. Russo—5,000 shares; Dr. Shenk—40,275 shares; Ms. Tatlock—40,275 shares; Dr. Thompson—5,000 shares; Mr. Weeks—35,000 shares; and Mr. Wendell—35,000 shares.

(5)	Represents Company credits to the Plan for Deferred Payment of Directors’ Compensation. Mr. Goldstone, Drs. Jacobson, Kelley and Shenk, and Ms. Tatlock did not receive a Company credit to the Plan for Deferred Payments of Directors’ Compensation because they either retired from the Board or did not stand for re-election at the 2012 Annual Meeting of Shareholders, as applicable, prior to the award date.

Also includes charitable contributions made by the Merck Foundation under its matching gift program on behalf of the following Directors: Mr. Brun, $15,000; Dr. Cech, $9,550; Mr. Harrison, $30,000; Mr. Kidder, $500; Ms. Lazarus, $13,850; Ms. Russo, $25,000; Mr. Weeks, $30,000; and Mr. Wendell, $30,000. For Mr. Brun, Dr. Cech, Mr. Harrison, Mr. Kidder, Ms. Lazarus and Mr. Weeks, contributions include 2011 contributions that were made in calendar year 2012. In addition, continuing the Company’s tradition of making a charitable contribution in honor of a retiring director, the Company made one-time contributions aggregating $50,000 in honor of Mr. Goldstone, Drs. Jacobson, Kelley and Shenk, and Ms. Tatlock as follows: Mr. Goldstone—The Taft School; Dr. Jacobson—Shoot for the Future and The Family Foundation Fund; Dr. Kelley—Predictive Health Institute, Emory University; Dr. Shenk—Hepatitis B Foundation; and Ms. Tatlock—Theatre for a New Audience.

Directors who are not Merck employees are compensated for their service as a director as shown in the chart below:

Schedule of Director Fees

As of January 1, 2011

Compensation Item	Amount
Annual Retainers
Board	$100,000
Lead Director	30,000
Audit Committee Chair	25,000
Governance, Public Policy and Corporate Responsibility Committee Chair	15,000
Compensation and Benefits Committee Chair	15,000
Research Committee Chair	15,000
Audit Committee Members	10,000
Company credit to the Plan for Deferred Payment of Directors’ Compensation	150,000

All annual retainers are paid in quarterly installments.

Directors’ Deferral Plan.    Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Directors’ Deferral Plan”) each director may elect to defer all or a portion of cash compensation from retainers. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the Merck U.S. Savings Plan (formerly known as the MSD Employee Savings and Security Plan), including our common stock, and is payable in cash in installments or as a lump sum beginning with the year after termination of service as a director.

In addition to the annual retainer, on the first Friday following the Annual Meeting of Shareholders, each director receives a credit to his/her Merck common stock account under the Directors’ Deferral Plan of $150,000. Directors who join the Board after that date are credited with a pro-rata portion.

Other.    We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in the Merck Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $30,000 in any calendar year.

Director Stock Ownership Guidelines.    On joining the Board, each director must own at least one share of stock, with a target Merck Common Stock ownership level equal to five times the annual cash retainer to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation will be included in the target goal. Upon the request of a director, the Governance, Public Policy and Corporate Responsibility Committee will consider if modification of the target ownership level is appropriate in view of a director’s personal circumstances.

Audit Committee

The Audit Committee’s Report for 2012 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee has received from the independent auditors the written disclosures and a letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and has discussed with the independent auditors their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates as well as other matters that are required to be discussed by the statement on Auditing Standards No. 61, as adopted by the PCAOB. The Audit Committee reviewed and discussed the audited financial statements with management. Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Leslie A. Brun Chairperson
Thomas R. Cech, Ph.D.	Carlos E. Represas
C. Robert Kidder	Patricia F. Russo

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”)

Fees for all services provided by PwC, our independent auditors, for fiscal years 2012 and 2011 are as follows:

Audit Fees

Fees for services for fiscal years 2012 and 2011 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $27.5 million and $30.4 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2012 and 2011, primarily related to employee benefit plan audits, other audit-related reviews, agreed-upon procedures, systems pre-implementation review procedures and Merger-related services, approximated $5.9 million and $4.1 million, respectively.

Tax Fees

Fees for tax services for fiscal years 2012 and 2011 approximated $9.3 million and $13.6 million, respectively, including approximately $2.5 million and $2.7 million, respectively, for tax compliance services.

All Other Fees

Fees for other services for fiscal years 2012 and 2011 approximated $5.6 million and $5.7 million, respectively.

None of the services provided by PwC for fiscal years 2012 and 2011 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee, comprised solely of independent members of the Board, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (the independent auditors) with respect to our operations for the year 2013, subject to ratification by the holders of common stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance in that capacity for the Company since the Merger, and for Merck Sharp & Dohme Corp. since its retention in 2002 through the Merger, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on our independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3.    NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

Pursuant to Rule 14A of the Securities and Exchange Act of 1934, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables beginning on page 25.

As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of company and individual performance objectives which, as a whole, are intended to drive sustainable long-term value creation for shareholders and reflect and maintain our position as an industry leader in the development of innovative medicines. The compensation of our Named Executive Officers is also designed to enable us to attract, engage, and retain talented, high-performing and experienced executives in a competitive market.

In order to align executive pay with operational performance and the creation of long-term shareholder value, a significant portion of compensation paid to our Named Executive Officers is allocated to annual cash and long-term equity incentives which are directly linked to company and/or stock price performance. For 2012, 89% and 81%, respectively, of the CEO’s and other Named Executive Officers’ annual target total direct compensation was variable based on our operating performance and/or our stock price.

In addition, management and the Compensation and Benefits Committee of the Board of Directors continually review the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of reinforcing senior management’s alignment with the interests of shareholders and linking compensation to performance as measured by operational results. As a result, we have adopted the policies and practices described on page 27 to further align pay with operational performance and increases in long-term shareholder value while minimizing excessive risk taking.

We are asking shareholders to indicate their support for the Named Executive Officer compensation as described in this proxy statement. Accordingly, the following resolution will be submitted for approval by shareholders at the 2013 Annual Meeting:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion described in pages 25 to 59 of this proxy statement, is hereby APPROVED.”

The shareholder vote on this resolution will not be binding on management or the Board of Directors and will not be construed as overruling any decision by management or the Board. However, the Board of Directors and the Compensation and Benefits Committee of the Board value the opinions of our shareholders as expressed through their votes and other communications. For example, the Board is pleased to note that last year an overwhelming majority (97%) of the votes cast were for approval of a similar proposal. We will continue to give careful consideration to the outcome of the advisory vote on executive compensation and to the opinions of our shareholders when making compensation decisions.

The Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes. Accordingly, the next “say-on-pay” vote will occur in 2014.

The Board of Directors recommends a vote FOR the approval of this resolution.

PROPOSAL 4.    SHAREHOLDER PROPOSAL CONCERNING SHAREHOLDERS’ RIGHT TO ACT

BY WRITTEN CONSENT

William Steiner, of Piermont, New York, owner of 13,700 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Proposal 4—Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

The 2012 written consent shareholder proposal received our 45% support. It might have received a majority vote had our board been neutral on this topic. It also might have received a majority vote if we did not have a flawed 2012 Internet voting system. In 2012 it would take one-click to vote in lockstep with the board of directors on this topic. By contrast it could take more than a dozen clicks to vote in favor of this proposal.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Right to Act by Written Consent—Proposal 4

Board of Directors’ Statement in Opposition to the Proposal

The Restated Certificate of Incorporation of the Company specifically prohibits shareholder action by written consent. This is to ensure that all shareholders have a voice in critical matters affecting the Company and a meaningful opportunity to exchange views with the Board before shareholder action. Without these procedural safeguards, action by written consent may be used to accomplish wholesale amendments to the Company’s By-Laws or other corporate actions without a meeting of shareholders.

The By-Laws of the Company require the Board to call a special shareholder meeting at the request of holders of 25% or more of the Company’s stock. In addition, under New Jersey corporate law, holders of 10% or more of the Company’s stock may submit to the New Jersey Superior Court a request for a special shareholder meeting, which the court may order upon a showing of good cause. The existing ability for shareholders to call a special meeting protects the overall interests of the Company and the shareholders in a balanced and fair manner, further reducing the need to allow for action by written consent in lieu of a meeting.

Finally, giving shareholders the right to act by written consent in lieu of a meeting can expose the Company to numerous consent solicitations which would force the Company to incur significant expense and cause disruption to its operations.

The Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 5.    SHAREHOLDER PROPOSAL CONCERNING SPECIAL SHAREOWNER

MEETINGS

Kenneth Steiner, of Great Neck, New York, owner of 2,700 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

5—Special Shareowner Meeting Right

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since the Bush administration with “High Governance Risk.” Also “High Concern” in Executive Pay—$13 million for CEO Kenneth Frazier—a 40% raise.

Mr. Frazier was given a mega-grant of 559,000 stock options worth $3 million and 41,000 restricted stock units worth $1.5 million, both of which simply vest over time without job performance requirements. Equity pay given as a long-term incentive should include job performance requirements.

Our company gave performance share units with payouts based on annual EPS results over a three-year period. One-year performance periods are the antithesis of long-term equity pay. Our company also gave annual incentive pay to Mr. Frazier based in part on subjective factors.

Lead Director William Harrison was on the Dick Grasso New York Stock Exchange board. The New York State Attorney General sued Mr. Grasso for the return of his $140 million windfall from the NYSE. Nonetheless Mr. Harrison was still on our executive pay (!) and nomination committees.

It may not be a surprise that Mr. Harrison and Patricia Russo, with 17 years long-tenure, made up 50% of our executive pay committee. Director independence erodes after 10-years. GMI said long-tenure hinders a director’s ability to provide effective oversight. A more independent perspective would be a priceless asset for our executive pay committee.

Meanwhile Merck said that it would pay $950 million to settle criminal and civil charges that it illegally promoted Vioxx, a painkiller. The Department of Justice announced that Merck would pay a $321 million criminal fine. Also, a $628 million settlement was looming regarding off-label marketing.

Please vote to protect shareholder value:

Special Shareowner Meeting Right—Proposal 5

Board of Directors’ Statement in Opposition to the Proposal

The By-Laws of the Company require the Board to call a special meeting of shareholders at the request of the holders of 25% or more of the Company’s stock. In addition, under New Jersey corporate law, holders of 10% or more of the Company’s stock may submit to the New Jersey Superior Court a request for a special shareholders meeting, which the Court may order upon a showing of good cause. The good cause requirement protects the interests of all shareholders by allowing the holders of 10% or more of the Company’s stock to request a special meeting for legitimate purposes, including important matters that arise between annual meetings, while shielding shareholders and the Company from abuse of this right. Absent the good cause requirement, disgruntled or special interest minority shareholders could call special meetings for frivolous or self-serving purposes at significant expense and disruption to the operations of the Company.

Additionally, New Jersey law protects the right of shareholders to be heard on critical matters by requiring shareholder approval for significant corporate actions, such as a merger or sale of substantially all of the assets of the Company. The Company’s Certificate of Incorporation also requires shareholder approval of such actions.

The Board believes that by maintaining the current approach to special meetings of the shareholders provided by New Jersey corporate law and by the Company’s By-Laws, the overall interests of the Company and its shareholders are protected in a balanced and fair manner.

The Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 6.    SHAREHOLDER PROPOSAL CONCERNING A REPORT ON CHARITABLE AND

POLITICAL CONTRIBUTIONS

Dr. Donald J. Perrella of Naples, Florida, owner of more than 500 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

WHEREAS, our company has given charitable contributions to seemingly noncontroversial groups like Meals On Wheels, Save the Children, and the Boy Scouts of America. It has also given money to Planned Parenthood, the largest abortion performing organization in the country, gay and lesbian organizations trying to change the marriage laws of our country, and was a sponsor of the American Society of Reproductive Medicine, which supports, inter alia, human embryo destruction. These later recipients are involved in clearly more controversial matters. some of which are also major political issues of our day.

WHEREAS, a number of other charitable contributions went to organizations more clearly involved in political matters. For example, we gave money to the Center for Political Accountability for a meeting “regarding the creation of a handbook on corporate political activity.” In addition, we gave money to Congressional Black Caucus Foundation and to Women’s Policy, Inc. which educates elected officials,

WHEREAS under the Supreme Court decision, Citizen United, our company will be given greater latitude in supporting political candidates

RESOLVED: the shareholders request that the independent members of the Board of Directors institute a comprehensive review of Merck’s charitable contributions and political contributions and issue a report addressing the interrelation of both and how will they serve overall corporate policy.

Board of Directors’ Statement in Opposition to the Proposal

The Company has robust corporate governance and oversight processes related to our philanthropic giving and corporate political contributions. The Board’s Governance, Public Policy and Corporate Responsibility Committee regularly reviews the Company’s charitable giving priorities and programs. The same Committee provides oversight of all Company political contributions and public policy advocacy activity. The Company’s corporate policy governing its political contributions and the Merck Principles Governing Corporate and Political Action Committee Spending also provide strong guidance and both are available on-line at http://www.merckresponsibility.com/focus-areas/ethics-and-transparency/public-policy-and-advocacy/home.html. The Company publicly discloses and regularly updates information regarding its charitable contributions as well as its political spending (http://www.merckresponsibility.com/giving-at-merck/home.html and http://www.merckresponsibility.com/focus-areas/ethics-and-transparency/public-policy-and-advocacy/home.html). The Company has been ranked No. 1 for two consecutive years on the CPA-Zicklin Index of Corporate Political Accountability and Disclosure released by the Center for Political Accountability in conjunction with the Carol and Lawrence Zicklin Center for Business Ethics Research at the Wharton School of the University of Pennsylvania.

There is no relationship between the Company’s charitable grant making and political contributions. They serve two different purposes and are governed by separate corporate policies describing independent sets of criteria and processes. Moreover, as required under its charter, the Governance, Public Policy and Corporate Responsibility Committee of the Board already monitors and evaluates contributions to charitable and political organizations. The report that the proponent requests is therefore unnecessary.

The Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 7.    SHAREHOLDER PROPOSAL CONCERNING A REPORT ON LOBBYING ACTIVITIES

The National Center for Public Policy Research, of Washington, DC, owner of 108 shares of Common Stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

RESOLVED: Shareholders request the Board of Directors prepare a report describing the policies, procedures, costs and outcomes of the Company’s legislative and regulatory public policy advocacy activities. The report, prepared at a reasonable cost and omitting proprietary information, should be published by December 2013. The report should:

1.	Disclose the policies and procedures by which the Company identifies, evaluates and prioritizes public policy issues of interest to the Company;

2.	Disclose the outcome and cost of the Company’s lobbying activities (both direct and indirect lobbying. including through trade associations and non-profit organizations);

3.	Describe how the outcomes affect the Company’s business, including the impact on its reputation.

Supporting Statement

As shareholders of Merck, we support transparency and accountability regarding the Company’s public policy activities.

The Company is a member of the Pharmaceutical Research and Manufacturers of America Association (PhRMA). PhRMA dedicated $150 million to conduct an advertising campaign that contributed, in large part, to the passage of the Patient Protection and Affordable Care Act (PPACA), commonly known as “ObamaCare.” PPACA increases the federal government’s involvement in sales of health care services and products, including Company products.

The Company played a major role in passing PPACA. The Wall Street Journal has described PhRMA’s active participation in that legislation as “a story of crony capitalism” and adds that, it is “clear that ObamaCare might never have passed without the drug companies.” They also note that PhRMA’s $150 million ad campaign was “coordinated with the White House political shop.”

PPACA will affect Merck. The law includes a $2.3 million annual tax on the pharmaceutical industry that will be assessed on companies based on its share of sales.

PPACA is controversial. Support of controversial public policy positions may adversely affect Merck’s reputation.

A public opinion poll of another prominent PhRMA member that was conducted by the National Center for Public Policy Research and FreedomWorks found that the company’s public policy advocacy harmed the company’s reputation. For example, the company’s favorability among conservatives fell from 69 percent to 19 percent and from 60 percent to 8 percent among Tea Party activists after they were informed of the company’s lobbying for progressive legislation that included PPACA.

Furthermore, the American people oppose PPACA. An October 2012 Rasmussen Reports poll indicated that 54 percent of Americans want the law repealed.

Merck’s current lobbying disclosures are inadequate and even misleading. The Company website states that healthcare reform should “rely on market-based competition to improve quality, control costs and continue to encourage the innovation that has made the U.S. system so remarkable.” However, PPACA increases the federal government’s role in the health care system and stifles competition. The Company’s lobbying position in favor of PPACA directly conflicts with the Company’s stated policy position.

Merck allocates significant resources to public policy advocacy. Shareholders have a right to know the policies that dictates the Company’s public policy positions and the legislative and regulatory outcomes of its lobbying activities.

Board of Directors’ Statement in Opposition to the Proposal

The Board is dedicated to the highest standard of legal compliance, ethical behavior and transparency to the public. Government proposals to regulate the healthcare system may directly affect the Company’s business and incentives for pharmaceutical innovation. Government policy initiatives can also have a significant effect on patient access to medicines, vaccines and healthcare insurance coverage. The Company is committed to participating constructively and responsibly in the policymaking process, and to providing clarifying analysis and information on the issues that affect our business and patient care. As described on our website, our participation in the public policy debate is focused on two key objectives of encouraging innovation and improving patient access to healthcare. The Company’s policy positions are determined by senior management with oversight by the Board’s Governance, Public Policy and Corporate Responsibility Committee. The Company’s political contributions are made in accordance with Company policies and procedures also overseen by senior management. The Board’s Governance, Public Policy and Corporate Responsibility Committee monitors and evaluates all such contributions.

The Company publicly discloses and regularly updates information regarding its public policy positions and advocacy expenditures (http://www.merckresponsibility.com/focus-areas/ethics-and-transparency/public-policy-and-advocacy/home.html and http://www.merck.com/about/views-and-positions/home.html). The Company has been ranked No. 1 for two consecutive years on the CPA-Zicklin Index of Corporate Political Accountability and Disclosure.

In addition, the Company strictly complies with the disclosure obligations imposed by the numerous federal, state and local laws that regulate the Company’s political contributions and expenditures at all levels.

The Board believes that the Company already substantially complies with the demands of this shareholder proposal through a combination of voluntary disclosure on the Company’s website and the Company’s legally-mandated public disclosure. Therefore, the Board believes that producing the report requested by this proposal would be an unnecessary and unproductive use of the Company’s resources, which would not be in the best interests of the Company or its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Forward Looking Statements

This Proxy Material contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended December 31, 2012, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any, which we incorporate by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. We are not aware of any beneficial owner of more than 10% of Merck common stock.

Based solely upon a review of the copies of the forms furnished to us during fiscal year 2012, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors were complied with during the 2012 fiscal year.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

April 15, 2013

Merck & Co., Inc.

Annual Meeting of Shareholders

Tuesday, May 28, 2013, at 10:30 a.m.

Bridgewater Marriott

700 Commons Way, Bridgewater, New Jersey

Parking is limited.

From New York City

Take Lincoln or Holland Tunnel to NJ Turnpike. Take exit 14 to 78 West Express to 287 South (exit 29). See * for 287 South Directions

From Route 78 Eastbound & Westbound

Take to Route 287 South (exit 29). See * for 287 South Directions

From Northern NJ Via The New Jersey Turnpike

Take exit 14 to 78 West Express to 287 South (exit 29). See * for 287 South Directions

From Southern NJ Via The New Jersey Turnpike

Take exit 10 to 287 North Follow to Exit 14B (left-hand exit). Travel approximately 1.5 miles on Route 22 West. Take exit on right to Commons Way. Hotel will be on your right.

From Newark Airport

Take Route 78 West Express to Route 287 South (exit 29). See * for 287 South Directions

From The Garden State Parkway Southbound

Take to 78 West Express (exit 142). Take to Route 287 South (exit 29). See * for 287 South Directions

From The Garden State Parkway Northbound

Take to Route 440/287 North (exit 127). Follow Route 287 to exit 14B (left-hand turn) (Route 22 West). Travel approximately 1.5 miles on Route 22 West. Take exit on right to Commons Way. Hotel will be on your right.

* Follow Route 287 South to exit 17 (Route 202/206 South). Bear right immediately and make a right at the sign reading Commons Way. At first light, make a left onto Commons Way. Make a left at the fourth light.

PRINTED ON RECYCLED PAPER

MERCK & CO., INC. ONE MERCK DRIVE P. O. BOX 100 WHITEHOUSE STATION, NJ 08889

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Merck & Co., Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54531-P35898-Z59848            KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MERCK & CO., INC.
The Board of Directors recommends a vote FOR Items 1 through 3.

1.	Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:		For	Against	Abstain				For	Against	Abstain
	1a. Leslie A. Brun		☐	☐	☐	2.	Ratification of the appointment of the Company’s independent registered public accounting firm for 2013.		☐	☐	☐
	1b. Thomas R. Cech		☐	☐	☐	3.	Advisory vote to approve executive compensation.		☐	☐	☐
	1c. Kenneth C. Frazier		☐	☐	☐
	1d. Thomas H. Glocer		☐	☐	☐	The Board of Directors recommends a vote AGAINST Items 4 through 7.
	1e. William B. Harrison Jr.		☐	☐	☐	4.	Shareholder proposal concerning shareholders’ right to act by written consent.		☐	☐	☐
	1f. C. Robert Kidder		☐	☐	☐	5.	Shareholder proposal concerning special shareowner meetings.		☐	☐	☐
	1g. Rochelle B. Lazarus		☐	☐	☐	6.	Shareholder proposal concerning a report on charitable and political contributions.		☐	☐	☐
	1h. Carlos E. Represas		☐	☐	☐	7.	Shareholder proposal concerning a report on lobbying activities.		☐	☐	☐
	1i. Patricia F. Russo		☐	☐	☐
	1j. Craig B. Thompson		☐	☐	☐
	1k. Wendell P. Weeks		☐	☐	☐				Yes	No
	1l. Peter C. Wendell		☐	☐	☐	Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy.			☐	☐
						Please indicate if you plan to attend this meeting.			☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Merck & Co., Inc.

Annual Meeting of Shareholders

Tuesday, May 28, 2013, at 10:30 a.m.

Bridgewater Marriott

700 Commons Way, Bridgewater, New Jersey

Parking is limited.

Follow Route 287 South to exit 17 (Route 202/206 South). Bear right immediately and make a right at the sign reading Commons Way. At first light, make a left onto Commons Way. Make a left at the fourth light.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Chairman’s Letter and Annual Report on Form 10-K are available at www.proxyvote.com.

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M54532-P35898-Z59848

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH C. FRAZIER, BRUCE N. KUHLIK and GERALYN S. RITTER as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 28, 2013, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated, and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the shareholder. If no specification is made, the shares will be voted FOR Items 1 through 3 and AGAINST Items 4 through 7.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. EASTERN TIME ON MAY 27, 2013.

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)